Exhibit 10.21(1)

REVOLVING CREDIT AGREEMENT
Dated August 8, 2022
among
UNITED WHOLESALE MORTGAGE, LLC
as Borrower,
and
SFS HOLDING CORP.
as Lender

(1) Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. This information is not material and would likely cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

TABLE OF CONTENTS

i

ii

REVOLVING CREDIT AGREEMENT
This REVOLVING CREDIT AGREEMENT is made and entered into as of August 8, 2022 by and among UNITED WHOLESALE MORTGAGE, LLC, a Michigan limited liability company (the “Borrower”), and SFS HOLDING CORP., a Michigan corporation (the “Lender”).
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lender provide, in its favor, a $500,000,000 revolving credit facility, the proceeds of which may be used in connection with: (i) operational and investment activities of the Borrower and its subsidiaries, including, but not limited to, funding and/or advances related to (a) servicing rights, (b) ‘scratch and dent’ loans, (c) margin requirements, and (d) equity in loans held for sale; or (ii) general corporate purposes of the Borrower and its wholly owned subsidiaries; and
WHEREAS, subject to the terms and conditions of this Agreement, the Lender is willing to establish the requested revolving credit facility in favor of the Borrower.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS
Section 1.1Definitions and Terms. For purposes of this Agreement, the terms defined in Annex A hereto shall have the meanings provided therein.
Section 1.2Accounting Terms and Determinations. Unless otherwise specified or provided herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with Generally Accepted Accounting Principles as in effect from time to time, applied on a consistent basis.
Section 1.3Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP.
Section 1.4Terms in Loan Documents. All of the terms defined in this Agreement, including as provided in Annex A hereto, shall have such defined meanings when used in the other Loan Documents and any certificates, reports or other documents issued under or delivered pursuant to this Agreement unless the context shall require otherwise.
Section 1.5Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

ARTICLE II.

CREDIT FACILITIES
Section 2.1Revolving Loans.
(a)Amount. Subject to the terms and conditions of this Agreement, the Lender hereby agrees to make loans to the Borrower from time to time (each such loan, a “Revolving Loan”) in an aggregate amount not to exceed the Revolving Commitment at any time (the “Revolving Credit Facility”). Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Loans.
(b)Use of Proceeds and Purpose. The proceeds of Revolving Loans may be used in connection with: (i) operational and investment activities of the Borrower and its wholly owned subsidiaries, including but not limited to funding and/or advances related to (a) servicing rights, (b) ‘scratch and dent’ loans, (c) margin requirements, and (d) equity in loans held for sale; or (ii) general corporate purposes of the Borrower and its wholly owned subsidiaries not in contravention of any applicable law or any Loan Document.
(c)Interest. Subject to Section 2.2(b) hereof, any principal balance outstanding under a Revolving Loan shall bear interest at the Applicable Rate. Accrued interest on the outstanding principal balance of the Revolving Loans shall be due and payable monthly, in arrears, on the first Business Day of each calendar month, commencing September 1, 2022, as applicable.
(d)Principal Repayment. On the Maturity Date (or such earlier date as may be required under this Agreement), the Borrower shall repay any principal and accrued interest amounts under Revolving Loans then outstanding in full and shall additionally pay to the Lender all other sums, if any, then owing or accrued by it under this Agreement.
(e)Borrowing Procedure. Subject to Section 2.1(a) hereof, the Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of each request for advances with respect to Revolving Loans (a “Notice of Borrowing”). Each Notice of Borrowing shall specify: (i) the aggregate principal amount of such requested borrowing and (ii) the date of such Revolving Loan advance (which shall be a Business Day).
Section 2.2General Provisions.
(a)Manner of Payment. Each payment of interest, principal (including any prepayment), and any other amount required to be paid to the Lender with respect to this Agreement or pursuant to the Loan Documents, shall be made to the Lender at the address designated by the Lender in immediately available funds on or before 5:00 p.m., Eastern Time on the date such payment is due. Any such payment shall not be deemed to be received by the Lender until the time such funds become available funds.
(b)Default Rate. While an Event of Default exists, the Lender may elect to charge interest with respect to the Revolving Loans at the Default Rate.
(c)Payments on Business Days. In the event that any payment under the Loan Documents becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that interest shall continue to accrue during the period of any such extension.
(d)Computation of Interest and Fees. Computations of the Applicable Rate shall be made by the Lender on the basis of a year of 360 days for the actual number of days elapsed.

(e)Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by applicable law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Revolving Loans to the extent of such excess.
Section 2.3Payments Free of Taxes. Any and all payments by or on account of any obligations of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable law be made free and clear of and without reduction or withholding for any taxes.
Section 2.4Prepayments.
(f)Voluntary Prepayments. The Borrower may at any time voluntarily prepay any Revolving Loans then outstanding in whole or in part without premium or penalty.
(g)Application of Payments. With respect to all amounts prepaid pursuant to Section 2.4(a), all payments remitted to the Lender shall be applied to the outstanding Revolving Loans as follows:
(i)first, to pay any expense reimbursement amounts (including cost or expense reimbursements) or indemnities then due to the Lender under the Loan Documents, until paid in full,
(ii)second, to pay interest accrued in respect of Revolving Loans until paid in full; and
(iii)third, to pay the principal of all outstanding Revolving Loans until paid in full.
Maturity. This Agreement and the Lender’s Revolving Commitments shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).
Reduction of Commitments. Either the Borrower or the Lender may, upon 30 days prior notice, terminate all or any portion of the unutilized Revolving Commitments under the Revolving Credit Facility (a “Commitments Reduction”), provided that any Revolving Loans outstanding upon such Commitments Reduction shall continue in full force and mature on the Maturity Date.

ARTICLE III.

CONDITIONS PRECEDENT
Section 3.1Conditions to Closing. This Agreement shall become effective upon, and the obligations of the Lender to make available its Revolving Commitment hereunder is subject to, receipt by the Lender of the following items, all in form and substance satisfactory to the Lender and to the satisfaction of the following conditions precedent:

(a)Loan Documents. The Loan Documents properly executed and delivered by the parties thereto.
(b)Resolutions. Resolutions, delivered by the Secretary or other authorized officer of the Borrower, authorizing and approving the execution and delivery of the Loan Documents and the performance of the transactions contemplated thereby.
(c)Certificate of Good Standing. Certificates of the Secretary of State of the Borrower’s jurisdiction of incorporation or organization as to the existence and good standing, as applicable, of the Borrower.
(d)Transaction Costs. Payment to the Lender (or the Person entitled thereto) of all reasonable and documented out-of-pocket costs and expenses, including Lender’s attorneys’ fees, and recording or other similar taxes, if any, relating to the execution and delivery of this Agreement and the other Loan Documents and the transactions contemplated thereby and the arrangements therefor.
(e)Other Matters. Such other documents and information as the Lender shall reasonably request.
Section 3.2Conditions to all Revolving Loans. The obligation of the Lender to honor any request for a Revolving Loan is subject to the following conditions precedent:
(a)The representations and warranties of the Borrower contained in Article IV or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) on and as of the date of such Revolving Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date, and except that for purposes of this Section 3.2, the representations and warranties contained in Section 4.3 shall be deemed to refer to the most recent statements furnished pursuant to Section 5.1.
(b)No Default or Event of Default shall have occurred and be continuing.
Each Notice of Borrowing submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 3.2 have been fulfilled on and as of the date of the applicable Revolving Loan to the satisfaction of the Lender.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
In order to induce the Lender to enter into this Agreement and to make Revolving Loans, the Borrower represents and warrants to the Lender, as of the Closing Date, as follows:
Section 4.1Organization, etc. The Borrower (a) is duly organized or formed, validly existing and in good standing under the laws of the state of its incorporation or organization, (b) has the requisite power to own its properties and to carry on its business as now being conducted and (c) is duly qualified and is licensed and in good standing to do business in each jurisdiction in which the nature of its business makes such qualification or license necessary other than in such jurisdictions where the failure to be so qualified or licensed could not be reasonably expected to have a Material Adverse Effect.
Section 4.2Power and Authority. The Borrower is authorized to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, and all necessary corporate or limited liability company action on the part of the Borrower required for the lawful execution, delivery and performance thereof has been duly taken; and each of the Loan Documents to which it is a party, upon the due execution and delivery thereof, will be the valid and binding obligation or agreement of the Borrower, in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting generally the enforcement of creditor’s rights and by such principles of equity as may generally affect the availability of equitable remedies. Neither the execution of the Loan Documents to which it is a party, nor the fulfillment of or compliance with their provisions and terms, will constitute a violation of or default under, or conflict with or result in a breach of, the terms, conditions or provisions of any material agreement or instrument to which the Borrower is a party or the bylaws or operating agreement (or equivalent documents) of the Borrower or any law, regulation, writ, judgment, order or decree applicable to the Borrower, or create any lien, charge or encumbrance upon any of the property or assets of the Borrower pursuant to the terms of any agreement or instrument to which the Borrower is a party or by which it is bound other than the liens, charges and encumbrances arising under and contemplated in the Loan Documents.
Section 4.3Financial Condition.
(a)The audited consolidated balance sheet of the Borrower have been delivered pursuant to Section 5.1(a) for the most recent fiscal year ended, and the related audited consolidated statements of operations, changes in stockholder’s equity and cash flows for such fiscal year, including the notes thereto, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower as of the date thereof and the results of operations for the period covered thereby.
(b)The unaudited consolidated balance sheet of the Borrower delivered pursuant to Section 5.1(a) for the most recent fiscal quarter ended, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for such fiscal quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower as of the date thereof and the results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
Section 4.4Litigation. There are no pending or, to the knowledge of the Borrower, threatened (in writing) actions or proceedings before any court, arbitrator or governmental or administrative body or agency which could reasonably be expected to have a Material Adverse Effect which have not been disclosed in reports filed with the SEC via the EDGAR filing system (or any successor system).
Section 4.5Taxes. The Borrower has filed (taking into account valid extensions that have been obtained) all federal, state and/or local income tax returns and all other material tax returns that are required to be filed by it, such filings are accurate in all material respects and all taxes shown thereon to be due have been paid, except taxes that are being contested in good faith and appropriate reserves have been set aside therefor. No tax claim or assessment in respect of additional income taxes, state, federal or foreign taxes, of the Borrower is pending, or, to the knowledge of the Borrower, threatened in writing.
Section 4.6No Default. The Borrower is not aware of any ongoing default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party relating to any Debt, the effect of which default could reasonably be expected to have a Material Adverse Effect.
Section 4.7Governmental Authority. No written approval of any foreign, federal, state or local governmental authorities is necessary to enter into and to carry out the terms of the Loan Documents, and no consents or approvals are required in connection with the making of the Borrower’s performance under the Loan Documents that have not been obtained. The Borrower has obtained permits from all applicable federal, state and local government authorities necessary to conduct its operations as presently conducted, except to the extent that the failure to so obtain could not reasonably be expected to have a Material Adverse Effect.
Section 4.8No Untrue Statements. Neither this Agreement nor any other material agreements, reports, schedules, certificates or instruments heretofore or simultaneously with the execution of this Agreement delivered to the Lender by or on behalf of the Borrower contains any intentional misrepresentation or untrue statement of a material fact or omits to state any material fact necessary to make any of such agreements, reports, schedules, certificates or instruments, in the light of the circumstances under which they were made or delivered, not misleading.
Section 4.9Compliance with Laws. The Borrower is in compliance with all laws, statutes, ordinances and regulations applicable to any of its properties, assets and operations, except where the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 4.10Sanctions and Anti-Corruption Laws.
(c)Sanctions. The Borrower is not, nor is any director or officer, and, to the knowledge of the Borrower, its employees and agents, an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower has conducted its businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.
(d)Anti-Corruption Laws. The Borrower has conducted its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
Section 4.11Subsidiaries. The Borrower has provided the Lender a complete and accurate list as of the Closing Date of each Subsidiary of the Borrower.
Section 4.12Solvency. The Borrower, on a consolidated basis with its Restricted Subsidiaries, is Solvent.

ARTICLE V.
AFFIRMATIVE COVENANTS
So long as the Lender shall have any commitment to make any Revolving Loans hereunder or any Revolving Loan or other obligation remains unpaid or unsatisfied, the Borrower shall:
Section 5.1Financial Reports and Other Data. Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:
(a)annual consolidated financial statements audited by the Borrower’s independent public accountants within 90 days after the end of the Borrower’s fiscal year (120 days for the first fiscal year ended after the Closing Date), and unaudited quarterly consolidated financial statements (including a balance sheet, income statement and cash flow statement for the fiscal quarter or quarters then ended and the corresponding fiscal quarter or quarters from the prior year) within 60 days of the end of each of the first three fiscal quarters of each fiscal year (90 days for the first two fiscal quarters ended after the Closing Date). Such annual and quarterly financial statements will be prepared in accordance with GAAP and be accompanied by a management’s discussion and analysis of the results of operations and liquidity and capital resources of the Borrower for the periods presented all in reasonable detail and in the case of such consolidated statements certified by the principal executive officer, principal financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(b)[reserved];
(c)the occurrence of any event concerning the Borrower that would be required to be reported on Form 8-K if the Borrower were required to file such reports pursuant to Items 1.01, 1.02 (it being understood that the Borrower shall only be required to disclose events under Items 1.01 and 1.02 of Form 8-K to the extent that such events relate to the entry into, or termination or amendment of, any material definitive agreement in respect of a financing other than Permitted Debt, 1.03, 2.01, 4.01, 4.02, and 5.01, in each case, within 10 days of the occurrence of such event);
(d)notwithstanding the foregoing, with respect to the information provided in clause (a) and (c), (A) such information shall not be required to include (1) as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Borrower and any director, manager or officer, of the Borrower, (2) any information regarding the occurrence of any of the events set forth in clause (A)(2) if the Borrower determines in its good faith judgment that the event that would otherwise be required to be disclosed is not material to the Lender or the business, assets, operations, financial positions or prospects of the Borrower taken as a whole, (B) no such report shall be required to comply with the Exchange Act, (C) no such report shall be required to comply with Regulation S-K or Regulation S-X including, without limitation, Rules 3-05, 3-09, 3-10, 13-01, 13-02 or Article 11 thereof, (D), in no event shall such reports be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits under the SEC rules; (E) trade secrets and other information that could cause competitive harm to the Borrower may be excluded from any disclosures; (F) such financial statements or information shall not be required to contain any “segment reporting”; (G) the Borrower may elect to change its fiscal year end, (H) no acquired business financial statements or pro forma financial statements shall be required to be disclosed; and (I) the Borrower may include any information of the information required above in the quarterly report for the quarter in which the event occurred as permitted by the “safe-harbor” provisions of Form 8-K;
(e)notwithstanding the foregoing, the Borrower will be deemed to have furnished such reports referred to above to the Lender if the Borrower, or a Parent Entity reporting on a consolidated basis (which, for the avoidance of doubt, shall include UWM Holdings Corporation), has furnished or filed such reports with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available;
(f)as soon as possible and in any event within 30 days after the Borrower becomes aware of a Default, a notice setting forth the details of the Default, and the action which the Borrower proposes to take with respect thereto; and
(g)with reasonable promptness, deliver such additional financial or other data as the Lender may reasonably request regarding the Borrower’s operations, business affairs and financial condition.
Section 5.2Taxes and Liens. Pay or discharge, and cause each of its Subsidiaries to pay or discharge before the same become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon the Borrower or any Subsidiary or its income or profits or property, and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien (other than a Permitted Lien) upon the property of the Borrower or any Subsidiary, other than any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

Section 5.3Business and Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Restricted Subsidiaries in accordance with their respective organizational documents, and the material rights, licenses and franchises of the Borrower and each Restricted Subsidiary, provided that the Borrower is not required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole; and provided, further, that this Section does not prohibit any transaction otherwise permitted by Section 6.3 or Section 6.5.
Section 5.4Insurance. Provide or cause to be provided, for itself, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, including, but not limited to, products liability insurance and public liability insurance, with reputable insurers, in such amounts, with such deductibles and by such methods as are customary for corporations similarly situated in the industry in which the Borrower is then conducting business.
Section 5.5Maintain Property. Cause all material properties used or useful in the conduct of its business or the business to be maintained and kept in good condition, repair and working order as in the judgment of the Borrower may be necessary so that the business of the Borrower may be properly and advantageously conducted at all times; provided that nothing in this Section prevents the Borrower from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Borrower, desirable in the conduct of the business of the Borrower, taken as a whole.
Section 5.6Further Assurances. Upon the reasonable request of the Lender, execute and deliver or cause to be duly executed and delivered to the Lender such further instruments and do and cause to be done such further acts that may be reasonably necessary or proper in the opinion of the Lender to carry out more effectively the provisions and purposes of the Loan Documents.
Section 5.7Observe All Laws. Comply with all laws, regulations and other valid requirements of any regulatory authority with respect to the conduct of its businesses, the failure of which could reasonably be expected to have a Material Adverse Effect.
Section 5.8Payment of Obligations. Pay when due all obligations and liabilities, except where the same may be contested in good faith and the Borrower maintain appropriate reserves for the accrual of the same in amounts satisfactory to the Lender or the failure to pay could not reasonably be expected to cause a Material Adverse Effect. An installment of principal or interest will be considered paid on the date due if, not later than 2:00 P.M. Eastern Time on such date the installment is due is made sufficient in the amount by wire transfer of immediately available funds to the accounts specified by the Lender.
Section 5.9Most Favored Lender.
(a)If at any time that the Lender shall have any commitment to make any Revolving Loans hereunder:
(i)the Borrower shall enter into any unsecured revolving credit facility with a non-affiliate party (an “Other Debt Document”), which Other Debt Document (A) provides for unused or commitment fees or interests rates in excess of those amounts set forth in this Agreement or that are not provided for in this Agreement or (B) includes or provides for one or more covenants or events of default (whether articulated as a covenant, an event of default or otherwise) that are more restrictive than those contained in this Agreement or are not provided for in this Agreement (each such pricing, covenant or event of default referred to herein as a “Most Favored Provision”), then
(1)each such Most Favored Provision shall immediately and automatically be incorporated by reference into the Agreement as if set forth fully therein, mutatis mutandis, effective as of the date when such Most Favored Provision became effective under such Other Debt Document, and
(2)the Borrower shall promptly after such incorporated Most Favored Provision becoming effective under such Other Debt Document, so advise Lender, and provide a copy of such incorporated Most Favored Provision (including all defined terms used therein); or
(ii)If the Lender shall enter into a back-to-back facility to secure its obligations under this Agreement, in whole or in part, (a “Back-to-Back Facility”) and such Back-to-Back Facility provides for unused or commitment fees or interests rates in excess of those amounts set forth in this Agreement or that are not otherwise provided for in this Agreement (each such pricing provision, a “BBF Most Favored Pricing Provision”), then the BBF Most Favored Pricing Provision shall immediately and automatically be incorporated by reference into this Agreement as if set forth fully herein, mutatis mutandis, effective as of the date when such BBF Most Favored Pricing Provision became effective under such Back-to-Back Facility.
(b)Upon the request of the Lender, the Borrower shall enter into an additional agreement or an amendment to this Agreement or another Loan Document (as the Lender may request) evidencing the incorporation of any applicable Most Favored Provisions or BBF Most Favored Pricing Provisions substantially as those provided for in the applicable Other Debt Document or Back-to-Back Facility.

ARTICLE VI.

NEGATIVE COVENANTS
So long as the Lender shall have any commitment to make any Revolving Loans hereunder or any Revolving Loan or other Obligation remains unpaid or unsatisfied:
Section 6.1Limitation on Debt and Disqualified or Preferred Stock.
(a)The Borrower:
(i)will not, and will not permit any Restricted Subsidiary to, Incur any Non-Funding Indebtedness; and;
(ii)will not, and will not permit any Restricted Subsidiary to, Incur any Disqualified Stock, and will not permit any of its Restricted Subsidiaries to Incur any Preferred Stock (other than Disqualified Stock or Preferred Stock of Restricted Subsidiaries held by the Borrower or a Restricted Subsidiary, so long as it is so held);
provided that the Borrower or any Restricted Subsidiary may Incur Non-Funding Indebtedness or Disqualified Stock and any Restricted Subsidiary may Incur Preferred Stock if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom as if the same had occurred at the beginning of the most recently ended fiscal quarter of the Borrower for which internal financial statements are available, either (x) the Fixed Charge Coverage Ratio is no less than 3.0 to 1.0, or (y) the Debt-to-Equity Ratio does not exceed 2.0 to 1.0.
(b)Notwithstanding the foregoing, the Borrower and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):
(i)Debt of the Borrower and any Restricted Subsidiaries under any Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (A) $500,000,000 and (B) 7.0% of Consolidated Total Assets;

(ii)Debt owed to and held by the Borrower or any Restricted Subsidiary so long as such Debt continues to be owed to the Borrower or a Restricted Subsidiary and which, if the obligor is the Borrower or a Guarantor of the Notes, is subordinated in right of payment to the Notes upon bankruptcy, insolvency or similar event;
(iii)Debt pursuant to the Notes and the Note Guarantees;
(iv)Debt constituting an extension or renewal of, replacement of, or substitution for, or issued or Incurred in exchange for, or the net proceeds of which are used to repay, prepay, defease, retire, redeem, repurchase, extend, refinance or refund, including by way of any defeasance or discharge mechanism (all of the above, for purposes of this clause, “refinance”) (“Permitted Refinancing Debt”) in whole or in part then outstanding Debt in an amount (after deduction of any original issue discount) not to exceed the principal amount of the Debt so refinanced, plus premiums, defeasance costs, tender premiums, accrued interest, fees and expenses including Debt that refinance Permitted Refinancing Debt; provided that:
(1)in case the Debt (and any Guarantees in respect thereof) to be refinanced is Subordinated Debt, the new Debt (and the corresponding guarantees in respect thereof), by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Notes (and the Guarantees in respect thereof) at least to the extent that the Debt to be refinanced is subordinated to the Notes (and the Guarantees in respect thereof);
(2)(i) the new Debt does not have a stated maturity prior to the earlier of (x) the stated maturity of the Debt to be refinanced and (y) 91 days following the respective maturity of each of the Notes, and (ii) the average life of the new Debt is at least equal to the remaining average life of the Debt to be refinanced;
(3)in no event may Debt of the Borrower be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor of the Notes or Debt of the Borrower or any Restricted Subsidiary be refinanced pursuant to this clause by means of any Debt of any Unrestricted Subsidiary; and
(4)Debt Incurred pursuant to clauses (1), (2), (5), (6), (10), (11), (14) (to the extent such Debt continues to be Non-Recourse Debt), (15), (16) and (18) through (25) of this Section 6.1(b) may not be refinanced pursuant to this clause but shall instead be refinanced pursuant to Debt incurred under such clauses or another clause hereunder;
(5)Debt Incurred under a Regulatory Debt Facility;
(6)Debt of the Borrower or any Restricted Subsidiary with respect to (i) performance, bid, appeal, customs or surety bonds and completion guarantees in the ordinary course of business or in connection with judgments that do not result in an Event of Default, obligations in respect of any workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes, payment obligations in connection with self-insurance, or similar requirements, including letters of credit and bankers’ acceptances supporting any of the foregoing or anything else that is not Debt, or supporting any of the following items in clauses (ii) or (iii), (ii) financing insurance premiums or (iii) indemnification, adjustment of purchase price or similar obligations incurred in connection with the acquisition or disposition of any business or assets;
(7)Debt Incurred by the Borrower or any Restricted Subsidiary in connection with an acquisition or other purchase of assets (including Financeable Assets) by the Borrower, any Restricted Subsidiary or any Parent Entity or Acquired Debt (including in each case through a merger otherwise permitted under this Agreement) not otherwise permitted in an aggregate principal amount at any time outstanding under this clause provided that any assets acquired or purchased by a Parent Entity pursuant to this Section 6.1(b)(iv)(7) are contributed to the Borrower or any Restricted

Subsidiary, in any event not to exceed (1) together with the aggregate principal amount of any outstanding Permitted Refinancing Debt in respect thereof, the greater of (x) $245,000,000 and (y) 3.5% of Consolidated Total Assets or (2) an amount that after giving effect to such acquisition or merger or other transaction the Fixed Charge Coverage Ratio of the Borrower would be no less than immediately prior to the Incurrence of such Debt;
(8)Debt of the Borrower or any Restricted Subsidiary pursuant to agreements outstanding on the Closing Date (and any Permitted Refinancing thereof), including pursuant to the 2025 Senior Notes Indenture, the 2027 Senior Notes Indenture and the 2029 Senior Notes Indenture in an aggregate principal amount at any time outstanding not to exceed the maximum amount available under such agreements as in effect on the Closing Date (and for purposes of clause (iv)(4) of this Section 6.1(b), not otherwise constituting Permitted Debt, it being understood that Debt otherwise constituting Permitted Debt pursuant to another clause of this Section 6.1(b) shall be incurred thereunder);
(9)Debt (including Capital Leases) Incurred to finance the development, construction, acquisition, purchase, lease, repairs, maintenance or improvement of assets (whether in the nature of real property or personal property, including, but not limited to, assets consisting of Financeable Assets, mortgage related securities or derivatives, consumer receivables, and other similar assets (or any interests in any of the foregoing)) by the Borrower or any Restricted Subsidiary (including the acquisition or purchase of any assets though the acquisition of any Person that becomes a Restricted Subsidiary or by the merger of a Person with or into the Borrower or any Restricted Subsidiary) which Debt is Incurred on or after the Closing Date and no later than 270 days after the date of completion of the development, construction, acquisition, purchase, lease, repair, maintenance or improvement of such assets; provided that the amount of such Debt does not exceed the Fair Market Value on the date that such Debt is incurred of the assets or property developed, constructed, acquired, purchased, leased, repaired, maintained or improved with the proceeds of such Debt;
(10)to the extent otherwise constituting Debt, Debt deemed to exist as a result of Standard Securitization Undertakings or Credit Enhancement Agreements;
(11)Debt of the Borrower or any Restricted Subsidiary consisting of Guarantees of Debt or other Obligations of the Borrower or any Restricted Subsidiary Incurred under any other clause of this Section 6.1 or Guarantees of Funding Indebtedness;
(12)Debt of the Borrower or any Restricted Subsidiary Incurred on or after the Closing Date not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed (a) the greater of $245,000,000 and 3.5% of Consolidated Total Assets less (b) the aggregate outstanding amount of Permitted Refinancing Debt Incurred to refinance Debt Incurred pursuant to this clause;
(13)Debt or Disqualified Stock of the Borrower or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds and the fair market value, as determined in good faith by an Officer, of marketable securities or other property received by the Borrower since the Closing Date from any Equity Offering of the Borrower or cash contributed to the capital of the Borrower to the extent that such net cash proceeds has not been applied to permitted payments under Section 6.4 (such contributed equity, “Capital Stock Proceeds”);
(14)Non-Recourse Debt;
(15)to the extent otherwise constituting Debt, obligations arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, including, but not limited to, any Servicing Advances, Mortgage Servicing Rights, Receivables, mortgage related securities or derivatives, consumer receivables, REO Assets, Residual Interests, other Financeable Assets and other similar assets (or any interests in any of the foregoing) purchased or originated by the Borrower or any Restricted Subsidiary arising in the ordinary course of business;

(16)to the extent constituting Debt, Debt under Excess Spread Sales incurred in the ordinary course of business;
(17)Debt arising out of or to fund purchases of all remaining outstanding asset-backed securities of any Securitization Entity in the ordinary course of business for the purpose of relieving the Borrower or any Restricted Subsidiary of the administrative expense of servicing such Securitization Entity;
(18)Debt consisting of Debt from the repurchase, retirement or other acquisition or retirement for value by the Borrower of Equity Interests of the Borrower or any Parent Entity from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Borrower or any of its Subsidiaries or any Parent Entity to the extent described in Section 6.4(b)(7);
(19)Debt in respect of netting services, overdraft protections, automated clearing house transactions, and otherwise in connection with treasury and/or cash management services, including, but not limited to, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services;
(20)Guarantees by the Borrower or any Restricted Subsidiaries to owners of servicing rights in the ordinary course of business;
(21)Debt under Currency Agreements; provided that in the case of Currency Agreements which relate to Debt, such Currency Agreements do not increase the Debt of the Borrower and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;
(22)Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within five business days of its incurrence;
(23)Debt to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes (and the Guarantees in respect thereof);
(24)Debt of any foreign Subsidiary, the proceeds of which are used for ordinary course business purposes, in an aggregate principal amount, at any time outstanding, not to exceed the greater of (x) $245,000,000 and (y) 3.5% of Consolidated Total Assets; and
(25)Debt of a joint venture Incurred since the Closing Date or the guarantee by the Borrower or a Restricted Subsidiary of the same in an aggregate principal amount, taken together with all other Debt incurred pursuant to this clause, at any time outstanding not to exceed (x) $245,000,000 and (y) 3.5% of Consolidated Total Assets.
(c)Notwithstanding any other provision of this Section 6.1, for purposes of determining compliance with this Section 6.1, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Borrower or a Restricted Subsidiary may Incur under this Section 6.1. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.
(d)In the event that an item of Debt meets the criteria of more than one of the types of Debt described in this Section 6.1, the Borrower, in its sole discretion, will classify items of Debt and will only be required to include the amount and type of such Debt in one of such clauses and the Borrower will be entitled to divide and classify an item of Debt in more than one of the types of Debt described in this Section 6.1. Further, any Debt originally classified as incurred pursuant to clause (a) or one of the clauses in paragraph (b) of this Section 6.1 may later be reclassified by the Borrower at any time and from time to time at the Borrower’s discretion such that it will be deemed as having been incurred pursuant to paragraph (a) of this Section 6.1 or another clause in paragraph (b) of this Section 6.1, as applicable, to the extent that such reclassified Debt could be incurred pursuant to such paragraph at the time of such reclassification.
(e)For the avoidance of doubt, nothing in this Section 6.1 shall prohibit the Incurrence of Funding Indebtedness by the Borrower or any Restricted Subsidiary of the Borrower; provided that to the extent that any Funding Indebtedness of the Borrower or a Restricted Subsidiary ceases to constitute Funding Indebtedness in accordance with the definition thereof, such Debt shall be deemed to be Incurred by the Borrower or such Restricted Subsidiary, as the case may be, at such time.
(f)the principal amount of any Disqualified Stock of the Borrower or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Guarantor of the Notes, will be deemed to be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) and the liquidation preference thereof, exclusive of any accrued dividends.
(g)Accrual of interest, accrual of dividends, the accretion of accreted value or original issue discount, the amortization of debt discount, the payment of interest in the form of additional Debt, fees, expenses, charges, additional contingent interest and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Debt for purposes of this Section 6.1. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof in the case of any Debt issued with original issue discount or the aggregate principal amount outstanding in the case of Debt issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof in the case of any other Debt.
Section 6.2Limitation on Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, other than Permitted Liens.
Section 6.3Consolidation, Merger or Sale of Assets.
(a)The Borrower will not:
(i)consolidate with or merge with or into any Person; or
(ii)sell, convey, transfer, or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person; or
(iii)permit any Person to merge with or into the Borrower,
unless:
(1)either (x) the Borrower is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any state thereof (or, if a limited liability company, then an entity organized as a corporation is added as a co-issuer of the Notes) and expressly assumes by supplemental indenture all of the obligations of the Borrower under this Agreement;
(2)immediately after giving effect to the transaction, no Default has occurred and is continuing;
(3)immediately after giving effect to the transaction on a pro forma basis, the Borrower or the resulting, surviving or transferee Person has a Total Shareholders’ Equity equal to or greater than the Total Shareholders’ Equity of the Borrower immediately prior to such transaction;
(4)immediately after giving effect to the transaction on a pro forma basis, the Borrower or the resulting surviving or transferee Person (i) could Incur at least $1.00 of additional Debt under Section 6.1(a), or (ii) has a Debt-to-Equity Ratio equal to or better than the Debt-to-Equity Ratio of the Borrower immediately prior to such transaction or (iii) has a Fixed Charge Coverage Ratio no less than the Fixed Charge Coverage Ratio of the Borrower immediately prior to such transaction;
provided that clauses (2) through (4) do not apply (i) to the consolidation or merger of the Borrower with or into a Restricted Subsidiary or the consolidation or merger of a Restricted Subsidiary with or into the Borrower or (ii) if, in the good faith judgment of the Board of Managers of the Borrower, whose determination is evidenced by a Board of Managers Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Borrower (provided that such jurisdiction remains within the United States of America).
(b)The Borrower shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.
(c)Upon the consummation of any transaction effected in accordance with these provisions, if the Borrower is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower in this Agreement. Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than substantially all of its assets, the Borrower will be released from its obligations under this Agreement.
Section 6.4Limitation on Restricted Payments.
(a)The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):
(i)declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Borrower or any Parent Entity’s Qualified Equity Interests) held by Persons other than the Borrower or any of its Restricted Subsidiaries;
(ii)purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrower or any Parent Entity held by Persons other than the Borrower or any of its Restricted Subsidiaries;
(iii)repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt (except (i) a payment of interest or principal at stated maturity, in each case, due within one year of the date of repayment, redemption, repurchase or defeasance or (ii) any Debt Incurred pursuant to Section 6.1(b)(ii)); or
(iv)make any Investment other than a Permitted Investment;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:
(1)No Event of Default has occurred and is continuing or would occur as a consequence thereof,
(2)either of the Relevant Conditions are satisfied at the time thereof, or the Borrower could Incur at least $1.00 of Debt under Section 6.1(a), and
(3)the aggregate amount expended for all Restricted Payments made on or after the Closing Date would not, subject to paragraph (c), exceed the sum of:
(A)(i) in the event that either of the Relevant Conditions are not satisfied at the time thereof and after giving effect thereto, 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on October 1, 2020 and ending on the last day of the Borrower’s most recently completed fiscal quarter for which internal financial statements are available; or (ii) in the event that both of the Relevant Conditions are satisfied at the time thereof and after giving effect thereto, 100% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on October 1, 2020 and ending on the last day of the Borrower’s most recently completed fiscal quarter for which internal financial statements are available; plus
(B)subject to paragraph (c), the aggregate net cash proceeds received by the Borrower (other than (x) from a Subsidiary or (y) constituting Capital Stock Proceeds to the extent used to incur Debt under Section 6.1(b)(13) (“Excluded Equity”)) after the first date after the first fiscal quarter ended after the Closing Date from: (i) the issuance and sale of its or any Parent Entity’s Qualified Equity Interests, including by way of issuance of its or any Parent Entity’s Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Borrower or Parent Entity; or (ii) as a contribution to its common equity; plus
(C)an amount equal to the sum, for all Unrestricted Subsidiaries, of the following: (x) 100% of cash dividends or cash distributions received directly or indirectly by the Borrower or any Guarantor of the Notes from any Unrestricted Subsidiary or the cash return on Investments in an Unrestricted Subsidiary made after the first day of the first fiscal quarter ended after the Closing Date pursuant to this paragraph (a) as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income); plus (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (as determined in good faith by the Borrower);
not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the first day of the first fiscal quarter ended after the Closing Date by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this paragraph (a) plus
(D)the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Borrower or any of its Restricted Subsidiaries in any Person resulting from: (x) the repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment, or repayments of loans or advances or other transfers of property or assets (including by way of dividend or distribution) by such Person to the Borrower or any Restricted Subsidiary (other than for reimbursement of tax payments) or (y) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee), in either case which amount was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause to the extent it is already included in Consolidated Net Income.

The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Board of Managers.
(b)The foregoing will not prohibit:
(i)the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of the redemption notice if, at the date of declaration, as the case may be, such payment, distribution or redemption would comply with paragraph (a);
(ii)dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Borrower, to all holders of any class of Capital Stock of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Borrower;
(iii)the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;
(iv)the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Borrower or any Parent Entity in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of the Borrower or any Parent Entity (to the extent contributed by the Borrower) or of a cash contribution to the common equity of the Borrower (other than Excluded Equity);
(v)the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of the Borrower in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of the Borrower or any Parent Entity (to the extent contributed to the Borrower) or of a cash contribution to the common equity of the Borrower (other than Excluded Equity);
(vi)any Investment made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Qualified Equity Interests of the Borrower or any Parent Entity (to the extent contributed to the Borrower) or of a cash contribution to the common equity of the Borrower (other than Excluded Equity);
(vii)purchases, redemptions or other acquisition or retirement for value by the Borrower to permit the purchase, redemption or other acquisition or retirement for value by the Borrower of Equity Interests held by officers, directors or employees or former officers, directors or employees or the Borrower or any Parent Entity (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any twelve-month period does not exceed an aggregate amount of (i) $50,000,000, plus (ii) the cash proceeds of any “key-man” life insurance policies received by the Borrower or any of its Restricted Subsidiaries that are used to make such purchase, redemption or other acquisition or retirement for value, plus (iii) the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Qualified Equity Interests of the Borrower or any Parent Entity of the Borrower (to the extent contributed to the Borrower) to officers, directors or employees of the Borrower and its Restricted Subsidiaries or any Parent Entity of the Borrower that occurs after the Closing Date; provided, however, that the amount of such cash proceeds utilized for any such purchase, redemption or other acquisition or retirement for value will not increase the amount available for Restricted Payments under Section 6.4(a)(3); provided that if any amounts under clauses (i), (ii) and (iii) are not utilized during any twelve-month period they may be carried forward and utilized in any subsequent twelve-month period; provided, further, that cancellation of Debt owing to the Borrower or its Restricted Subsidiary or any Parent Entity of the Borrower from any such Person in connection with a purchase, redemption or other acquisition or retirement for value of Equity Interests will not be deemed to constitute a Restricted Payment;

(viii)(a) the repurchase of any Subordinated Debt at a purchase price not greater than (i) 101% of the principal amount thereof in the event of a change of control pursuant to a provision no more favorable to the holders thereof than as provided in Section 4.11 of the 2027 Senior Notes Indenture, or (ii) 100% of the principal amount thereof in the event of an Asset Sale pursuant to a provision no more favorable to the holders thereof than as provided in Section 4.12 of the 2027 Senior Notes Indenture and (b) any other Restricted Payments made with Net Cash Proceeds from Asset Sales remaining after completion of the required Offer to Purchase as required by Section 6.5;
(ix)Restricted Payments not otherwise permitted hereby in an aggregate amount following the Closing Date not to exceed the greater of $245,000,000 and 3.5% of Consolidated Total Assets;
(x)any payments or distributions made by the Borrower to HoldCo to fund tax distributions required to be made under the LLC Agreement or payments required to be made by UWM Holdings Corporation under the Tax Receivable Agreement;
(xi)the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary issued or incurred in accordance with Section 6.1.
(xii)payments in lieu of the issuance of fractional shares;
(xiii)payments or distributions to dissenting shareholders pursuant to applicable law in connection with any merger, consolidation or disposition in accordance with the terms of this Agreement;
(xiv)the purchase, redemption, acquisition, cancellation or other retirement of any Equity Interests of the Borrower or a Restricted Subsidiary to the extent necessary, in the good faith judgment of the Borrower, to prevent the loss or secure the renewal or reinstatement of any license, permit or other authorization held by the Borrower or any of its Subsidiaries issued by any governmental or regulatory authority or to comply with government contracting regulations;
(xv)the declaration and payment of dividends or distributions on the Qualified Equity Interests of the Borrower (or the payment of dividends to any Parent Entity to fund a payment of dividends on such entity’s Equity Interests) in an amount not to exceed the sum of (A) up to 6.0% per annum of the net cash proceeds received by or contributed to the Borrower in or from any public offering of the Borrower’s Qualified Equity Interests or the Equity Interests of any Parent Entity, other than public offerings with respect to common equity registered on Form S-4 or Form S-8 and other than any public sale the proceeds of which were used to finance a Restricted Payment pursuant to clause (1) above and (B) an aggregate amount per annum not to exceed 7.0% of Market Capitalization;
(xvi)any Restricted Payments to current or former employees, officers, or directors of the Borrower or any Restricted Subsidiaries or any Parent Entity (or any spouses, ex-spouses, or estate of any of the foregoing) solely in the form of forgiveness of Debt of such Persons owing to the Borrower or any Restricted Subsidiaries or any Parent Entity on account of repurchases of the stock options, restricted stock units, purchased shares or other Equity Interests of the Borrower held by such Persons; provided that such Debt was incurred by such Persons solely to acquire Equity Interests of the Borrower;
(xvii)any Restricted Payment made in connection with the Transactions including the payment of fees and expenses related thereto; and
(xviii)Permitted Payments to Parent;
provided that, in the case of clauses (ii), (vii) and (ix), no Default has occurred and is continuing or would occur as a result thereof

(c)Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of Section 6.4(a) only to the extent they are not applied as described in clause (iv), (v) or (vi) of Section 6.4(b). Restricted Payments permitted pursuant to clause (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv) and (xvi) of Section 6.4(b) will not be included in making the calculations under clause (3) of Section 6.4(a).
Section 6.5Limitation on Asset Sales. The Borrower will not make any Asset Sale, upon consummation of which, would result in an event of default due to violation of the Borrower’s applicable covenant obligations under the 2025 Senior Notes Indenture, the 2027 Senior Notes Indenture or the 2029 Senior Notes Indenture.
Section 6.6Limitation on Transactions with Affiliates.
(a)The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement (including, but not limited to, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Borrower or any Restricted Subsidiary (a “Related Party Transaction”), involving an aggregate payment or consideration in excess of $15,000,000, except upon terms taken as a whole that, in the good faith judgment of the Borrower or the applicable Restricted Subsidiary, are not materially less favorable to the Borrower or the Restricted Subsidiary than could be obtained at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower (or, in the event that there are no comparable transaction involving Persons who are not Affiliates to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Borrower has determined to be fair to the Borrower and its Restricted Subsidiaries, taken as a whole), and (i) with respect to any Related Party Transaction or series of Related Party Transactions involving an aggregate payment or consideration in excess of $30,000,000, the Borrower delivers to the Lender an Officers’ Certificate certifying that such Related Party Transaction complies with clause (i) above or (ii) with respect to any Related Party Transaction or series of Related Party Transactions involving an aggregate payment or consideration in excess of $50,000,000, the Borrower delivers to the Lender a resolution adopted in good faith by the majority of the Board of Managers of the Borrower, approving such Related Party Transaction and set forth in an Officer’s Certificate certifying that such Related Party Transaction complies with Section 6.6(a)(i).
(b)The foregoing paragraphs do not apply to:
(i)any transaction between the Borrower and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Borrower;
(ii)the payment of reasonable and customary regular fees to directors of the Borrower who are not employees of the Borrower and the provision of customary indemnities to directors, officers or employees of the Borrower and its Restricted Subsidiaries in their capacities as such;
(iii)any Restricted Payments under Section 6.4 if permitted by that covenant or any Permitted Investment (other than pursuant to clauses (1) or (3) of the definition thereof);
(iv)transactions, agreements, plans, arrangements, payments to, and indemnities and reimbursements and employment and severance arrangements provided to or on behalf of, or for the benefit of, former, current or future officers, directors, managers, employees or consultants of the Borrower, any Restricted Subsidiary of the Borrower or any Parent Entity;
(v)transactions in connection with any Securitization or Funding Indebtedness;
(vi)transactions pursuant to any contract, agreement or Investment (including Guarantee) in effect on the date of this Agreement, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no more disadvantageous to the Holders in any material respect than those in effect on the date of this Agreement (as determined by the Borrower in good faith);

(vii)services provided to Affiliates in the ordinary course of business and consistent with past practice;
(viii)the provision of mortgage servicing, mortgage loan origination, real estate logistics, brokerage and management and similar services to Affiliates in the ordinary course of business and consistent with past practice and otherwise not prohibited by this Agreement which are fair to the Borrower and its Restricted Subsidiaries (as determined by the Borrower in good faith), or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Borrower in good faith);
(ix)mortgage loans provided to officers, directors or employees on terms consistent with past practice;
(x)licensing of intellectual property rights (whether as licensor or licensee);

(xi)transactions (including pursuant to joint venture agreements) with (i) customers, clients, suppliers, any Person in which the Borrower or any Restricted Subsidiary has made an Investment or holds an interest as a joint venture partner (and such Person is an Affiliate solely because of such Investment or interest) or (ii) others that are Affiliates of the Borrower, in each case in the ordinary course of business and consistent with past practice and otherwise not prohibited by this Agreement which are fair to the Borrower and its Restricted Subsidiaries (as determined by the Borrower in good faith), or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Borrower in good faith);
(xii)leases of real property entered into in the ordinary course of business on terms not materially less favorable to the Borrower and its Restricted Subsidiaries than could be obtained at the time in an arm’s length transaction with a Person who was not an Affiliate (as determined in good faith by management of the Borrower);
(xiii)any Co-Investment Transaction;
(xiv)sales or issuances of Qualified Equity Interests by the Borrower or any Restricted Subsidiary to any Affiliate and capital contributions to the Borrower from Affiliates or the granting and performing of customary registration rights to any Parent Entity or to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate or Immediate Family Members of any of the foregoing, or any permitted transferee thereof) of the Borrower or any of its Subsidiaries or any Parent Entity and directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;
(xv)any transaction in which the Borrower or any Restricted Subsidiary delivers to the Lender a written opinion from a nationally or regionally recognized investment banking, accounting or appraisal firm as to (i) the fairness of the transaction to the Borrower and its Restricted Subsidiaries from a financial point of view or (ii) that such transaction is not materially less favorable to the Borrower and its Restricted Subsidiaries than could be obtained at the time in an arm’s length transaction with a Person who was not an Affiliate; provided that with respect to the modification, amendment or replacement of any Related Party Transaction in existence as of the Closing Date on substantially comparable terms, such threshold shall be calculated only with respect to the amount of any net increase in the value of such Related Party Transaction as a result of such modification, amendment or replacement rather than the aggregate value;
(xvi)any agreement between a Person and an Affiliate of such Person existing at the time such Person is acquired by, or merged into, the Borrower or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into contemplation of such acquisition, merger or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the Holders, in the reasonable determination of an Officer of the Borrower, than the applicable agreement as in effect on the date of such acquisition, merger or consolidation and not entered into in contemplation of such acquisition or merger;
(xvii)loans or advances (or cancellation of loans) to future, current or former officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary or Parent Entity in an aggregate not to exceed $10,000,000 outstanding at any time;
(xviii)transaction complying with the covenant described under Section 6.3;
(xix)the Transactions and the payment of all fees and expenses related to the Transactions;
(xx)Permitted Payments to Parent;
(xxi)(A) investments by Permitted Holders in securities or loans of the Borrower or any of its Restricted Subsidiaries (and any payment of out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered generally to other investors on the same or more favorable terms, and (B) payments to Permitted Holders in respect of securities or loans of the Borrower or any of its Restricted Subsidiaries contemplated in the foregoing subclause (A) or that were acquired from Persons other than the Borrower and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;
(xxii)transactions between the Borrower or any Restricted Subsidiary and any other Person that would constitute a Related Party Transaction solely because a director of such other Person is also a director of the Borrower or any Parent Entity; provided, however, that such director abstains from voting as a director of the Borrower or such Parent Entity, as the case may be, on any matter including such other Person;
(xxiii)the sale, conveyance or other disposition of mortgages or other loans, customer receivables, mortgage related securities or derivatives or other assets (or any interests in any of the foregoing) to Affiliates in the ordinary course of business and consistent with past practice and otherwise not prohibited by this Agreement which are fair to the Borrower and its Restricted Subsidiaries (as determined by the Borrower in good faith), or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Borrower in good faith);
(xxiv)any payments made, actions taken or transactions entered into pursuant to the LLC Agreement as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no more disadvantageous to the holders in any material respect than those in effect on the date of this Agreement (as determined by the Borrower in good faith);
(xxv)the payment of tax distributions and the entering into of any tax sharing agreement or arrangement or any tax receivable agreement with any Parent Entity, including the Tax Receivable Agreement, and the making of any payments or taking of any action, thereunder; and
(xxvi)transactions between the Borrower and its Restricted Subsidiaries or any Affiliates thereof in connection with the lease of real property used in the business of the Borrower, and related leasehold improvements (excluding, for the avoidance of doubt, any leasehold improvements payable to non-Affiliates that are of the type of lease improvements that would typically be paid for by the tenant in an arm’s length transaction), provided, that with respect to any related leasehold improvements, such leasehold improvements (i) are in furtherance of real property improvements already commenced prior to the Closing Date or (ii) annually do not exceed an aggregate amount of $10,000,000; provided, that if any amounts under clause (ii) are not utilized during any twelve-month period they may be carried forward and utilized in any subsequent twelve-month period.
Section 6.7 Limitation on Dividend and Other Payment Restrictions.

(a)Except as provided in paragraph (b), the Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:
(i)pay dividends or make any other distributions on any Equity Interests of the Restricted Subsidiary owned by the Borrower or any other Restricted Subsidiary;
(ii)pay any Debt or other obligation owed to the Borrower or any other Subsidiary;
(iii)make loans or advances to the Borrower or any other Restricted Subsidiary; or
(iv)transfer any of its property or assets to the Borrower or any other Restricted Subsidiary.
(b)The provisions of paragraph (a) do not apply to any encumbrances or restrictions:
(i)existing on the Closing Date or in any other agreements in effect on the Closing Date (including the 2025 Senior Notes Indenture, the 2027 Senior Notes Indenture and the 2029 Senior Notes Indenture), and any amendment, extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the holders of the Notes than the encumbrances or restrictions being extended, renewed, replaced or refinanced;
(ii)existing under or by reason of applicable law;
(iii)existing (A) with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by the Borrower or any Restricted Subsidiary; or (B) with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary;
which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person and (ii) were not put in place in anticipation of such event and any extensions, renewals, replacements or refinancings of any of the foregoing, provided the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the holders of the Notes than the encumbrances or restrictions being extended, renewed, replaced or refinanced;
(iv)of the type described in clause (a)(iv) of this Section 6.7 arising or agreed to (i) in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license or (ii) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Borrower or any Restricted Subsidiary;
(v)with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary that is permitted by Section 6.5;
(vi)pursuant to the requirements of any Securitization, Warehousing Facility, Funding Indebtedness with respect to any Securitization Entity, special purpose Subsidiary of the Borrower or any Restricted Subsidiary formed in connection therewith, in each case that are exclusively applicable to any Securitization Warehousing Facility, Funding Indebtedness or Financeable Assets of the Borrower or any Restricted Subsidiary formed in connection therewith or that are, in the good faith judgment of the Borrower, not reasonably expected to materially affect the Borrower’s ability to make principal or interest payments on the Notes;

(vii)contained in an instrument governing or relating to Debt that is customary, based on general market conditions, and that are, in the good faith judgment of the Borrower’s senior management, not reasonably expected to materially affect the Borrower’s ability to make principal or interest payments on the Notes;
(viii)required pursuant to this Agreement; or
(ix)customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity, its assets or the equity interests therein) entered in the ordinary course of business.

ARTICLE VII.

EVENTS OF DEFAULT AND REMEDIES
Section 7.1Events of Default. An Event of Default shall exist if any of the following shall occur:
(a)Non-Payment. The Borrower fails to pay (i) when due any amount of principal on any Revolving Loan or (ii) within 30 days of the date when due, any interest on any Revolving Loan or any other amount payable hereunder or under any of the Loan Document, either by the terms hereof or thereof or otherwise as herein or therein provided; or
(b)Certain Covenants. The Borrower defaults in the performance of or breaches any other covenant or agreement of the Borrower in this Agreement and such default or breach continues for a period of 60 consecutive days (or in the case of Section 5.1, 90 consecutive days) after written notice to the Borrower by the Lender; or
(c)Payment of Other Indebtedness. There occurs with respect to any Debt of the Borrower having an outstanding principal amount of $250,000,000 for the most recently ended fiscal quarter for which financial statements were delivered to the Lender (other than Non-Recourse Debt) or more in the aggregate for all such Debt of all such Persons (i) an event of default that results in such Debt being accelerated prior to its scheduled maturity or (ii) failure to make a principal payment, interest or premium, if any, when due and such defaulted payment is not made, waived or extended within the applicable grace period; or
(d)Material Judgments. One or more final judgments or orders for the payment of money in the aggregate for all such Persons are rendered against the Borrower and are not paid, bonded or discharged when due, and there is a period of 60 consecutive days following entry of the final judgment or order by a court of competent jurisdiction that causes the aggregate amount for all such final judgments or orders outstanding and not paid, bonded or discharged when due against all such Persons to exceed $250,000,000 for the most recently ended fiscal quarter for which financial statements were delivered to the Lender (in excess of amounts covered by valid and binding insurance policies which the Borrower’s insurance carriers have not declined to pay) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect; provided, however, that any such judgment or order for the payment of money shall not result in an Event of Default if such judgment or order would not be material to the Borrower and would not reasonably be expected to affect its ability to make principal or interest payments as due under this Agreement; or
(e)Involuntary Liquidation or Dissolution. An involuntary case or other proceeding is commenced against the Borrower with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect; provided, that it shall not be an Event of Default under this Section 7.1(e) if the Borrower engages in a solvent reconstruction or reorganization not otherwise prohibited by this Agreement; or
(f)Bankruptcy, Etc. The Borrower (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or for all or substantially all of the property and assets of the Borrower or (iii) effects any general assignment for the benefit of creditors (an event of default specified in clause (7) or (8) a “bankruptcy default”); provided, that it shall not be an Event of Default under this Section 7.1(f) if the Borrower engages in a solvent reconstruction or reorganization not otherwise prohibited by this Agreement.
Section 7.2Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
(a)declare the commitment of the Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)if an Event of Default, other than a bankruptcy default with respect to the Borrower, occurs and is continuing under this Agreement, the Lender, by written notice to the Borrower, may, declare the principal of and accrued interest on the Revolving Loans then outstanding to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs with respect to the Borrower, the principal of and accrued interest on the Revolving Loans then outstanding will become immediately due and payable without any declaration or other act on the part of the Lender.
(c)by written notice to the Borrower, the Lender may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:
(i)all existing Events of Default, other than the nonpayment of the principal of, and interest on the Revolving Loans that has become due solely by the declaration of acceleration, have been cured or waived; and
(ii)the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
(g)In the event of any Event of Default specified in Section 7.1(c), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Lender, if within 60 days after the Borrower received notice of such acceleration or failed to make a principal payment:
(iii)the Debt that is the basis for such Event of Default has been discharged; or
(iv)the Holders thereof have rescinded, annulled or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
(v)the default that is the basis for such Event of Default has been cured.
Other Remedies. If an Event of Default occurs and is continuing the Lender may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Revolving Loans or to enforce the performance of any provision of this Agreement.
Section 7.3No Remedy Exclusive. No remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE VIII.

MISCELLANEOUS
Section 8.1Waivers, Amendments, Etc. The provisions of this Agreement and the other Loan Documents may, subject to the provisions of this Section 8.1, from time to time be amended, modified or waived, provided such amendment, modification or waiver is in writing and consented to by the Borrower and the Lender. No failure or delay on the part of the Lender in exercising any power or right under this Agreement or the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
Section 8.2Waiver of Default. The Lender may, by written notice to the Borrower, at any time and from time to time, waive any default in the performance or observance of any condition, covenant or other term hereof or any Default or Event of Default which shall have occurred hereunder and its consequences. Any such waiver shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, the Borrower and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Section 8.3Notices. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) on the third day following deposit in the mail, postage prepaid by registered or certified mail, return receipt requested, (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) when sent by email during normal business hours of the recipient with customary confirmation or receipt or with a copy sent to the recipient by reputable overnight courier service (charges prepaid) for delivery on the next Business Day, in each case addressed as follows or to such other address as may be hereafter designated in writing by the respective parties hereto:
Borrower:        United Wholesale Mortgage, LLC
585 South Blvd E.
Pontiac, Michigan 48341

Lender:            SFS Holding Corp.
[***]
[***]
Section 8.4Governing Law and Jurisdiction. THIS AGREEMENT, THE LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The Borrower hereby submit to the jurisdiction of the state and federal courts located in the State of New York and agree that the Lender may, at its option, enforce its rights under the Loan Documents in such courts.

Section 8.5Enforceability of Agreement. Should any one or more of the provisions of this Agreement or other Loan Documents be determined to be illegal or unenforceable as to one or more of the parties, all other provisions nevertheless shall remain effective and binding on the parties hereto.
Section 8.6Counterparts and Effectiveness. This Agreement may be executed by the parties hereto in any number of counterparts and each counterpart shall be deemed to be an original but all shall constitute together but one and the same Agreement.
Section 8.7Fees and Expenses. The Borrower agrees to pay, or reimburse the Lender, for (a) all expenses, including reasonable and documented attorneys’ fees incurred by the Lender in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents and (b) all expenses, including reasonable and documented attorneys’ fees incurred by the Lender in connection with the enforcement of this Agreement and the other Loan Documents, and the preservation of any rights under this Agreement and the other Loan Documents. In addition, the Borrower shall pay any and all stamps and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and such other documents, and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
Section 8.8Right of Setoff.
(a)Upon the occurrence of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not the Lender shall have made any demand hereunder and although such Obligations may be contingent or unmatured.
(b)The Lender agrees promptly to notify the Borrower after any such set-off and application referred to in subsection (a) above, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.
Section 8.9Assignment. The terms hereof shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, that the Borrower shall not assign this Agreement or any of its rights, interests, duties or obligations hereunder in whole or in part without the prior written consent of the Lender and that any such assignment (whether voluntary or by operation of law) without said consent shall be void. The Lender may at any time assign to one (1) or more assignees all, or a portion, of its rights and obligations under this Agreement (including all, or a portion, of its Revolving Commitments and Revolving Loans at the time owing to it); provided, that, notwithstanding anything to the contrary in the foregoing, so long as no Event of Default has occurred and is continuing, the Borrower’s prior written consent (in its sole discretion) shall be required with respect to any assignments to any non-affiliate third party lender.
Section 8.10Indemnity. The Borrower agrees to defend, protect, indemnify and hold harmless the Lender, and all directors, officers, employees, attorneys, and agents of the Lender (collectively, the “Indemnitees”), from and against all claims, actions, liabilities, damages, costs and expenses (including, without limitation, all reasonable attorneys’, legal assistants’, and experts’ fees, costs and expenses reasonably incurred in the investigation or defense of any matter) asserted against, imposed upon or incurred by such Indemnitee, as a result of or arising from or relating to this Agreement, the Loan Documents or the transactions contemplated hereby or the proposed use of the proceeds of the Loans, except to the extent such claims, actions, liabilities, damages, costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee.

Section 8.11Electronic Signatures. The parties agree that the electronic signature of a party to this Agreement shall be as valid as an original signature of such party and shall be effective to bind such party to this Agreement. The parties agree that any electronically signed document (including this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files. Such paper copies or “printouts,” if introduced as evidence in any judicial, arbitral, mediation or administrative proceeding, will be admissible as between the parties to the same extent and under the same conditions as other original business records created and maintained in documentary form. Neither party shall contest the admissibility of true and accurate copies of electronically signed documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule. For purposes hereof, “electronic signature” means a manually-signed original signature that is then transmitted by electronic means; “transmitted by electronic means” means sent in the form of a facsimile or sent via the internet as a “pdf” (portable document format) or other replicating image attached to an e-mail message; and, “electronically signed document” means a document transmitted by electronic means and containing, or to which there is affixed, an electronic signature.
Section 8.12USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Lender, provide all such other documentation and information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
Section 8.13Limitation on Damages. EACH OF THE LENDER AND THE BORROWER EXPRESSLY AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY ACTION RELATING TO THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY LOAN ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF BUSINESS PROFITS OR REVENUE).
Section 8.14WAIVER OF JURY TRIAL. UNLESS EXPRESSLY PROHIBITED BY APPLICABLE LAW, THE BORROWER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS OR CLAIMS ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR OUT OF THE CONDUCT OF THE RELATIONSHIP BETWEEN THE BORROWER AND BANK, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THE BORROWER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THIS AGREEMENT AND MAKE ANY LOAN(S) UNDER THIS AGREEMENT. FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE LENDER, NOR THE LENDER’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. NO REPRESENTATIVE OR AGENT OF THE LENDER, NOR THE LENDER’S COUNSEL, HAS THE AUTHORITY TO WAIVE, CONDITION OR MODIFY THIS PROVISION. THE BORROWER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS PARAGRAPH, THAT THE BORROWER FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS OF THIS PARAGRAPH.

Section 8.15Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements and understandings of the parties in connection with it.
[Signature Pages to follow]

IN WITNESS WHEREOF, the Borrower has caused this Agreement to be duly executed by a duly authorized officer on the date first above written.
UNITED WHOLESALE MORTGAGE, LLC

By: /s/ Andrew Hubacker
Name: Andrew Hubacker
Title: Senior Vice President, Interim Principal
Financial Officer and Chief Accounting Officer

[Signature Page to Revolving Credit Agreement]

IN WITNESS WHEREOF, the Lender has caused this Agreement to be duly executed by a duly authorized officer on the date first above written.
SFS HOLDING CORP.
By: /s/ Mathew Ishbia
Name: Mathew Ishbia
Title: President and Chairman

[Signature Page to Revolving Credit Agreement]

ANNEX A
Certain Defined Terms

“2025 Senior Notes Indenture” means the Indenture, dated November 3, 2020, by and between United Shore Financial Services, LLC (d/b/a United Wholesale Mortgage, LLC) and U.S. Bank National Association, as trustee.

“2027 Senior Notes Indenture” means the Indenture, dated November 22, 2021, by and between United Wholesale Mortgage, LLC and U.S. Bank National Association, as trustee.

“2029 Senior Notes Indenture” means the Indenture, dated April 7, 2021, by and between United Wholesale Mortgage, LLC and U.S. Bank National Association, as trustee.

“Acquired Debt” means, with respect to any specified Person, (a) Debt of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or merges with or into the Borrower or a Restricted Subsidiary or (b) assumed in connection with the acquisition of property or assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger or acquisition, and Debt secured by a Lien encumbering any property or asset acquired by such specified Person. Acquired Debt shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or merges with or into the Borrower or a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of property or assets. The term “Acquired Debt” does not include Debt of a Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or merges with or into the Borrower or a Restricted Subsidiary or such property or assets are acquired, which Debt of such Person will not be deemed to be Debt of the Borrower or any Restricted Subsidiary.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Revolving Credit Agreement.
“Applicable Rate” means the highest rate published on the first Business Day of each month by the Wall Street Journal as the “WSJ Prime Rate” for the applicable month.
“Asset Sale” means any sale, lease, transfer or other disposition of any assets by the Borrower or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:
(1)a sale, conveyance, disposition or other transfer (in one or more transactions) by a Restricted Subsidiary to the Borrower or another Restricted Subsidiary or by the Borrower to a Restricted Subsidiary, including the sale or issuance by the Borrower or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Borrower or any Restricted Subsidiary;
(2)the sale, conveyance, dispositions or other transfer (in one or more transactions) by the Borrower or any Restricted Subsidiary (A) of (i) cash, Cash Equivalents and cash management investments, (ii) inventory and other assets (including REO Assets, Receivables, Securitization Assets,

Residual Interests or other Financeable Assets) and any interests in any of the foregoing in the ordinary course of business, (iii) damaged, worn out or obsolete assets or other assets no longer useful, or economically practicable to maintain, in the conduct of the business, or (iv) rights granted to others pursuant to leases or licenses or (B) of Servicing Advances, mortgage loans and Mortgage Servicing Rights or any interests therein;
(3)a transaction covered by Section 6.3 or any disposition that constitutes a Change of Control;
(4)a Restricted Payment permitted under Section 6.4, including, but not limited to, any Permitted Investment;
(5)the issuance of Disqualified Stock or Preferred Stock pursuant to Section 6.1.
(6)sales, conveyances, dispositions or other transfers (in one or more transactions) of assets pursuant to the terms of Funding Indebtedness;
(7)sale, conveyance, disposition or other transfer (in one or more transactions) of Investments or other assets and disposition or compromise of receivables (including, but not limited to, Receivables), contract rights or claims, in each case, in connection with the workout, modification, compromise, settlement or collection thereof or exercise of remedies with respect thereto, in the ordinary course of business or in bankruptcy, foreclosure or similar proceedings, including foreclosure, repossession and disposition of REO Assets and other collateral for loans serviced and/or originated by the Borrower or any of its Subsidiaries;
(8)foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action (whether by deed of condemnation or otherwise) with respect to assets, and the creation of a Lien (but not the sale or other disposition of the property subject to such Lien) permitted by Section 6.2;
(9)transactions pursuant to repurchase agreements entered into in the ordinary course of business;
(10)any sale, conveyance, disposition or other transfer in a transaction or series of related transactions of assets with a fair market value of less than the greater of (A) $70,000,000 and (B) 1.0% of Consolidated Total Assets; provided that the amount shall not exceed $80,000,000 in any calendar year;
(11)sales, conveyances, dispositions or other transfers (in one or more transactions) of Equity Interests in, or Debt or other securities of, an Unrestricted Subsidiary;
(12)licensing, sub-licensing or cross-licensing of intellectual property;
(13)any Co-Investment Transaction;
(14)sales, conveyances, dispositions or other transfers (in one or more transactions) pursuant to Non-Recourse Debt;
(15)any sale-leaseback transaction;
(16)any sale, conveyance, disposition or other transfer (in one or more transactions) of a minority interest in any Person that is not a Subsidiary, that constituted a Restricted Payment or a Permitted Investment; provided that (x) the majority interests in such Person shall also be concurrently sold or transferred on the same terms and (y) the Net Cash Proceeds from the sale or transfer of such minority interest are applied in accordance with Section 6.5;
(17)the sale, conveyance, disposition or other transfer (in one or more transactions) of any assets or rights required or advisable as a result of statutory or regulatory changes or requirements (including any settlements with any regulatory agencies) as determined in good faith by the Board of

Managers; provided that any cash or Cash Equivalents received must be applied as Net Cash Proceeds in accordance with Section 6.5;
(18)the sale, conveyance or other disposition of advances, Mortgage Servicing Rights, mortgages, other loans, customer receivables, mortgage related securities or derivatives or other assets (or any interests in any of the foregoing) in the ordinary course of business, the sale, transfer or discount in the ordinary course of business of accounts receivable or other assets that by their terms convert into cash, any sale of Mortgage Servicing Rights in connection with the origination of the associated mortgage loan in the ordinary course of business or any sale of securities in respect of additional fundings under reverse mortgage loans in the ordinary course of business;
(19)the modification of any mortgages or other loans owned or serviced by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(20)a sale, conveyance or other disposition (in one or more transactions) of Servicing Advances, mortgage loans or Mortgage Servicing Rights or any part thereof in the ordinary course of business (x) in connection with the transfer or termination of the related Mortgage Servicing Rights or (y) in connection with any Excess Spread Sales;
(21)the unwinding of any Hedging Obligations;
(22)sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(23)the lapse, abandonment or invalidation of intellectual property rights, which in the reasonable determination of the Board of Managers of the Borrower or the senior management thereof are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole or are no longer used or useful or economically practicable or commercially reasonable to maintain;
(24)the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted under this Agreement, which assets are not used or useful in the core or principal business of the Borrower and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority;
(25)dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the net proceeds of such disposition are promptly applied to the purchase price of such replacement property; and
(26)transactions contemplated by the LLC Agreement.
“Board of Managers” means with respect to a Person means the managers, board of directors (or similar body) of such Person or any committee thereof duly authorized to act on behalf of such managers, board of directors (or similar body).
“Business Day” means a day upon which commercial banks are open for the transaction of business of the nature contemplated by this Agreement in New York, New York.
“Capital Lease” means any lease of property which is required to be classified as a capital lease in conformity with GAAP and the amount of Debt represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty, in each case. For the avoidance of doubt, Capital Lease shall exclude all operating lease and non-finance lease liabilities that are required to be capitalized and reflected as liabilities on the balance sheet in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.
“Cash Equivalents” means:
(1)United States Dollars, or money in other currencies received in the ordinary course of business;
(2)U.S. Government Obligations with maturities not exceeding one year from the date of acquisition;
(3)(i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500,000,000;
(4)repurchase obligations with a term of not more than 60 days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)commercial paper rated at least P-1 by Moody’s or A-1 by S&P (or an equivalent rating by Fitch) and maturing within six months after the date of acquisition;
(6)securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s (or an equivalent rating by Fitch);
(7)securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any financial institution meeting the qualifications specified in clause (3) above;
(8)securities held in the Borrower’s accounts (or in the account of any Restricted Subsidiary), less any margin or other debt secured by any of such accounts; and
(9)shares of money market mutual or similar funds.
“Change of Control” means:
(a)the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower or the merger of any Person with or into a subsidiary of the Borrower if Capital Stock of the Borrower is issued in connection therewith, or the sale of all or substantially all the assets (net of any associated non-recourse or secured obligations) of the Borrower to another Person (in each case, unless such other Person is a Permitted Holder), other than any asset sale that is a result of a repurchase right or obligation or a mandatory sale right or obligation, unless the direct or indirect holders of a majority of the aggregate voting power of the Voting Stock of the Borrower, immediately prior to such transaction, hold directly or indirectly securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person;
(b)any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower, and thereafter, the Permitted Holders are the beneficial owners, directly or indirectly, of less than 50% of the total voting power of the Voting Stock of the Borrower or any Parent Entity; or
(c)the adoption of a plan relating to the liquidation or dissolution of the Borrower.
“Closing Date” means the date this Agreement is signed by the parties hereto and the conditions of Article IV are fulfilled to the satisfaction of the Lender.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Co-Investment Transaction” means a transaction pursuant to which a portion of Mortgage Servicing Rights or the right to receive fees in respect of Mortgage Servicing Rights are transferred for fair value to another Person.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided that the following (without duplication) will be excluded in computing Consolidated Net Income:
(1)the net income or loss of any Person that is not a Restricted Subsidiary, except to the extent of in the case of net income, the dividends or other distributions actually paid in cash to the Borrower or any of its Restricted Subsidiaries (subject to clause (2) below) by such Person during such period;
(2)the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;
(3)any net after-tax gains or losses attributable to Asset Sales (other than, for purposes of the calculation described in clause (a)(3) under Section 6.4 where such gains or losses shall be included) or the extinguishment of Debt;
(4)any valuation allowance for mortgage loans held-for-investment and/or any change in fair value of mortgage loans held for sale and corresponding debt in relation to securitized loans in accordance with GAAP that require no additional capital or equity contributions to such Person;
(5)any change in fair value of Mortgage Servicing Rights and reverse mortgage loans or the amortization of Mortgage Servicing Rights;
(6)any gain or loss related to the fair market value of economic hedges related to Mortgage Servicing Rights or other mortgage related assets or securities, to the extent that such other mortgage related assets or securities are valued at fair market value and gains and losses with respect to such related assets or securities have been excluded pursuant to another clause of this provision;
(7)any net after-tax extraordinary gains or losses;
(8)the cumulative effect of a change in accounting principles;
(9)impairment charges or reversals;
(10)Public Company Costs; and
(11)any equity-based or non-cash compensation or similar charge or expense or reduction of revenue, including any such charge, expense or amount arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any cash charges associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Borrower, any Restricted Subsidiary or any Parent Entity), rollover, acceleration, or payout of Equity Interests by management, other employees or business partners of such Person or of a Restricted Subsidiary or any Parent Entity
“Consolidated Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the balance sheet as of the end of the most recent fiscal quarter for which internal financial statements are available, adjusted on a pro forma basis to reflect any acquisition or dispositions of assets that have been completed or are subject to a definitive agreement from the date of such balance sheet to the date of such event giving rise to the requirement to determine Consolidated Total Assets.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Borrower, any of its Restricted Subsidiaries or any Securitization Entity for the purpose of providing credit support (that is customary) with respect to any Funding Indebtedness or Permitted Securitization Indebtedness.

“Credit Facilities” means one or more debt facilities, credit agreements, commercial paper facilities, note purchase agreements, indentures, or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables), letters of credit, notes or other borrowings or other extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.
“Currency Agreement” means, with respect to any specified Person, any foreign exchange contract, currency swap agreement, futures contracts, options on futures contracts or other similar agreement or arrangement designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in currency values.

“Debt” means, with respect to any Person, without duplication,
(a)all indebtedness of such Person for borrowed money;
(b)all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(c)all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within 10 Business Days;
(d)all obligations of such Person to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business;
(e)all obligations of such Person as lessee under Capital Leases;
(f)all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;
(g)all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person;

(h)all obligations of such Person under Speculative Hedging Obligations;
(i)all obligations in respect of Securitization Securities issued by such Person in a Securitization transaction (regardless of whether denominated as debt or equity securities); and
(j)to the extent not otherwise included in this definition, all Funding Indebtedness of such Person;
provided, however, that notwithstanding the foregoing, in no event shall the following constitute Debt: (i) obligations under or in respect of the financing of accounts receivable incurred in the ordinary course of business, (ii) intercompany liabilities that would be eliminated on the consolidated balance sheet of the Borrower, (iii) prepaid or deferred revenue arising in the ordinary course of business, (iv) mortgage-backed securities guaranteed or insured by a GSE, the Federal Housing Administration, the Veterans Administration or any similar governmental agencies or government sponsored programs, owned, invested in, or sold by such Person, (v) the sale by the Borrower or any Guarantor to a third party of a partial interest in an asset, which sale is not deemed to be an Asset Sale and (vi) operating leases.
The amount of Debt of any Person will be deemed to be:
(A).with respect to contingent obligations, the amount of the corresponding liability shown on the balance sheet calculated in accordance with GAAP;
(B).with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date of determination and (y) the amount of such Debt;
(C).with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;
(D).with respect to any Speculative Hedging Obligations, the net amount payable if such Speculative Hedging Obligations terminated at that time due to default by such Person;
(E).with respect to any Warehousing Indebtedness, the amount of any particular Warehousing Indebtedness as of any date of determination shall be the greater of (x) the consideration received by the Borrower or any Restricted Subsidiary under such Warehousing Facility and not previously repaid to the holder of such Warehousing Indebtedness and (y) in the case of a purchase facility, the book value of the Receivables financed under such Warehousing Facility until such time as such Receivables are (i) securitized, (ii) repurchased by the Borrower or any Restricted Subsidiary or (iii) sold to a Person who is not an Affiliate of the Borrower; and
(F).otherwise, the outstanding principal amount thereof.
For purposes of clause (c) of Section 7.1 the principal amount of any Funding Indebtedness that is accelerated at any date shall be:
(i)the amount by which the aggregate principal amount of such Debt exceeds the fair market value of the liquid assets exclusively securing such Debt on a first-lien basis (after taking into account any paydown of such Debt or posting of additional liquid assets as collateral), provided that notwithstanding the acceleration of such Debt and the cessation or limitation of availability under other facilities in respect of Funding Indebtedness, (A) the Borrower and its Restricted Subsidiaries have $500,000,000 or more in an aggregate amount available for borrowing (including committed and uncommitted amounts) under facilities for Funding Indebtedness, and (B) the Borrower and its Restricted Subsidiaries can continue to conduct their respective business as otherwise conducted; or
(ii)if paragraph (i) does not apply at any date, the principal amount of any such accelerated Debt shall be deemed to be the principal amount thereof.

Notwithstanding anything in this definition to the contrary, Debt shall not include obligations under any Permitted Hedging Obligations.
For all purposes during the term of this Agreement, each lease in existence on the Closing Date that as of the Closing Date would be treated as an operating lease under GAAP shall have the same characterization as an operating lease.
“Debt-to-Equity Ratio” means, on any date of determination, the ratio of (1) (x) the aggregate amount of Non-Funding Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis on such date of determination less (y) the amount of cash and Cash Equivalents (but excluding in all cases cash proceeds from Indebtedness incurred on the date of determination) of the Borrower and its Restricted Subsidiaries (for such purpose, excluding all cash and Cash Equivalents listed as restricted cash on the financial statements of the Borrower and its Restricted Subsidiaries (other than cash and Cash Equivalents listed as restricted cash on the financial statements of the Borrower and its Restricted Subsidiaries securing Non-Funding Indebtedness included in clause (x) of this clause (1))) to (2) Total Shareholders’ Equity on such date of determination.

“Default” means any event which constitutes an Event of Default or which, with the giving of notice, lapse of time permitted by an applicable grace period, or both, would become an Event of Default.
“Default Rate” means a per annum interest rate equal to two percent (2.00%) above the otherwise applicable interest rate under this Agreement.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are:
(1)required to be redeemed or redeemable at the option of the holder on or prior to the date 91 days after the earlier of the stated maturity or the date the Notes are no longer outstanding other than Qualified Equity Interests; or
(2)convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt on or prior to the date 91 days after the earlier of the stated maturity or the date the Notes are no longer outstanding;
provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the stated maturity of the Notes if those provisions;
(A) are no more favorable to the holders of the Notes than Section 6.5, and
(B) specifically state that repurchase or redemption pursuant thereto will not be required prior to the Borrower’s repurchase of the Notes as required by this Agreement.
or if such Equity Interests are issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, managers, members of management, consultants or independent contractors of the Borrower or its Subsidiaries or any Parent Entity or by any such plan to such employees, directors, officers, managers, members of management, consultants or independent contractors if the redemption or repurchase provisions of such Equity Interests specifically provide that the it may be required to be repurchased by the Issuer or its Subsidiaries solely in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, manager’s, management member’s, consultant’s or independent contractor’s termination, death or disability.
“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“EBITDA” means, for any period, the sum of:
(1)Consolidated Net Income; plus
(2)Fixed Charges, to the extent deducted in calculating Consolidated Net Income; plus
(3)to the extent included in calculating Consolidated Net Income and as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in conformity with GAAP:
a.income taxes;
b.depreciation, amortization and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect accrued expenses paid or to be paid in another period in cash), less all non-cash items increasing Consolidated Net Income (but excluding any such amortization or non-cash items in respect of Funding Indebtedness);
c.all non-recurring losses (and minus all non-recurring gains);
d.costs associated with exit and disposal activities incurred in connection with a restructuring as defined in ASC 420-10;
e.non-controlling interest income (loss); and
f.all losses (and minus all gains) resulting from any change in fair value of Mortgage Servicing Rights due to (i) collection/realization of cash flows in respect of Mortgage Servicing Rights and (ii) changes in model inputs and assumptions; minus
(4)the fair value of Mortgage Servicing Rights capitalized by the Borrower and its Restricted Subsidiaries during such period;
provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.
“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.
“Equity Offering” means any private or underwritten public offering, after the Closing Date, of Qualified Stock of the Borrower or any Parent Entity where the proceeds are contributed as equity to the Borrower other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.
“Event of Default” has the meaning assigned to such term in Section 7.1 hereof.
“Excess Spread Sale” means any sale in the ordinary course of business and for Fair Market Value of any excess servicing fee spread under any Mortgage Servicing Right.
“Fair Market Value” means, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer that is not an Affiliate of the seller and a willing seller, would reasonably be expected to agree to purchase and sell such asset, as determined in good faith by the Borrower or the Restricted Subsidiary purchasing or selling such asset. For the avoidance of doubt, any sale, contribution, assignment or other transfer shall not be deemed to be for less than Fair Market Value solely because such sale, contribution, assignment or transfer was made at a discount to par.

“Financeable Assets” means (a) Receivables, (b) Mortgage Servicing Rights, (c) Residual Interests, (d) Servicing Advances, (e) Securitization Assets, (f) REO Assets, and (g) to the extent not otherwise included, any assets related thereto that are of the type transferred in connection with

Securitization transactions involving assets such as, or similar to, such Receivables, Residual Interests, Servicing Advances, Securitization Assets, or REO Assets, as the case may be, including, but not limited to, related Securitization Securities, mortgage related securities and derivatives, other mortgage related receivables or other similar assets, interests in any of the foregoing and any collections or proceeds of any of the foregoing.

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of: (x) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”); to (y) the aggregate Fixed Charges during such reference period.
In making the foregoing calculation,
(1)pro forma effect will be given to any Debt, Disqualified Stock or Preferred Stock Incurred during or after the reference period to the extent the Debt, Disqualified Stock or Preferred Stock is outstanding or is to be Incurred on the transaction date as if the Debt, Disqualified Stock or Preferred Stock had been Incurred on the first day of the reference period;
(2)pro forma calculations of interest on Debt bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Obligation applicable to the Debt if the Hedging Obligation has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;
(3)Fixed Charges related to any Debt, Disqualified Stock or Preferred Stock no longer outstanding or to be repaid or redeemed, defeased or otherwise discharged on the transaction date, except for Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded;
(4)pro forma effect will be given to:
(A).the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries;
(B).the acquisition or disposition of companies, divisions or lines of businesses or other Investments or purchases of Mortgage Servicing Rights or Servicing Advances by the Borrower and its Restricted Subsidiaries, including any such action since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period; and
(C).the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the Borrower or any Restricted Subsidiary following the transaction date.
that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available. The pro forma calculations shall be made by a responsible accounting officer of the Borrower in good faith based on the information reasonably available to it at the time of such calculation and may include cost savings and operating expense reductions resulting from such Investment, acquisition or purchase (whether or not such cost savings or expense reductions would be allowable under Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto).
“Fixed Charges” means, for any period, the sum of:
(1)Interest Expense for such period; and

(2)cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary, except for dividends payable in the Borrower’s Qualified Stock or paid to the Borrower or to a Restricted Subsidiary.
“Funding Indebtedness” means (i) any Permitted Servicing Advance Facility Indebtedness, (ii) any Permitted Warehousing Indebtedness, (iii) any MSR Indebtedness, (iv) any Permitted Residual Indebtedness, (v) any Permitted Securitization Indebtedness, (vi) any Debt of the type set forth in clauses (i) through (v) of this definition that is acquired by the Borrower or any of its Restricted Subsidiaries in connection with an acquisition permitted under this Agreement, (vii) Debt under any Credit Enhancement Agreements, (viii) any facility that combines any Debt under clauses (i), (ii), (iii), (iv), (v), (vi) or (vii) of this definition and (ix) any refinancing of the Debt under clauses (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) of this definition existing on the Closing Date or created thereafter, provided, however, solely as of the date of the incurrence of such Funding Indebtedness, the amount of the excess (determined as of the most recent date for which internal financial statements are available), if any, of (1) the amount of any Debt incurred in accordance with this clause (ix) for which the holder thereof has contractual recourse to the Borrower or its Restricted Subsidiaries to satisfy claims with respect thereto (excluding recourse for carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with such transactions) over (2) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Debt shall not be Funding Indebtedness (but shall not be deemed to be a new Incurrence of Debt subject to the provisions of Section 6.1, except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Debt incurred under this clause (ix)).
“GAAP” or “Generally Accepted Accounting Principles” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Agreement will be computed in conformity with GAAP, except that in the event the Borrower is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Agreement. Notwithstanding the foregoing, for purposes of this Agreement, GAAP shall be determined, all terms of an accounting or financial nature shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capitalized asset with a corresponding lease liability where such lease (or similar arrangement) would not have been required to be so treated under GAAP prior to the effective date of ASU No. 2016-02.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“GSE” means a government sponsored enterprise of the United States of America, including, but not limited to, Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), Government National Mortgage Association (“GNMA”), any Federal Home Loan Bank (“FHLB”), and any public or privately owned successor entity to any of the foregoing.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means each Restricted Subsidiary that has executed a supplemental indenture providing for the guaranty of the payment of the Notes, unless and until such Guarantor is released from such note guaranty.
“Hedging Obligations” means, with respect to any Person, (1) the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, forward hedge and TBA contracts, mortgage sale contracts, “interest only” mortgage derivative assets or other mortgage derivative products, future contracts and options on future contracts on the Eurodollar, Federal Funds, Treasury bills and Treasury rates, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate or currency, either generally or under specific contingencies and (2) any and all transactions of any kind, and the related confirmations.
“HoldCo” means UWM Holdings, LLC, a Delaware limited liability company.
“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Incur”, “Incurred” or “Incurrence” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of this Agreement (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of Section 6.1, but will not be considered the sale or issuance of Equity Interests for purposes of Section 6.5. The accretion of original issue discount or payment of interest in kind will not be considered an Incurrence of Debt.

“Interest Expense” means, for any period, (a) the consolidated interest expense of the Borrower and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Borrower or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Capital Leases, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Hedging Obligations hedging interest rates in respect of Debt for borrowed money (including the amortization of fees), (vii) any of the above expenses with respect to Debt of another Person Guaranteed by the Borrower or any of its Restricted Subsidiaries to the extent paid by the Borrower or any Restricted Subsidiary and (viii) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Borrower or any Restricted Subsidiary in connection with a Securitization, but (b) excluding any commissions, discounts and other fees and charges, including interest, on Funding Indebtedness or Non-Recourse Debt of the Borrower or its Restricted Subsidiaries, as determined on a consolidated basis and in accordance with GAAP.
“Investment” means:
(a)any direct or indirect advance, loan or other extension of credit to another Person;
(b)any capital contribution to another Person, by means of any transfer of cash or other property or in any other form;

(c)any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services; or
(d)any Guarantee of any obligation of another Person.
If the Borrower or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Borrower, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary (in accordance with the applicable provisions under the 2027 Senior Notes Indenture), all remaining Investments of the Borrower and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease); provided that in no event shall an operating lease or a transfer of assets pursuant to a Co-Investment Transaction be deemed to constitute a Lien.
“LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of UWM Holdings, LLC, as may be modified or amended from time to time.
“Loan Documents” means this Agreement and any other agreement or instrument related thereto.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole; or (b) a material impairment of the rights and remedies of the Lender under any Loan Document to which it is a party, or of the ability of the Borrower to perform any of their material obligations under any Loan Document to which it is a party.
“Maturity Date” means the earlier of (i) the one-year anniversary of the Closing Date, provided, however, that the Maturity Date shall automatically renew for an additional one-year period unless the Borrower or the Lender has delivered notice of non-renewal at least 60 days prior to such date, or (ii) upon the consummation of a Change of Control.
“Mortgage Servicing Right” means, with respect to any Person, the right of such Person to receive cash flows in its capacity as servicer of any Receivable or pool of Receivables, and any interests in such right including, but not limited to, participation certificates or excess fee strips, together with any assets related thereto that are of the type transferred in connection with Securitization transactions involving assets such as, or similar to, Mortgage Servicing Rights, and any collections or proceeds thereof, including all contracts and contract rights, security interests, financing statements or other documentation in respect of such Mortgage Servicing Rights, all general intangibles under or arising out of or relating to such Mortgage Servicing Rights and any guarantees, indemnities, warranties or other obligations in respect of such Mortgage Servicing Rights. For purposes of determining the amount of a Mortgage Servicing Right at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

“MSR Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of purchase facilities, repurchase facilities, early purchase facilities, re-pledge facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender (including, but not limited to, any GSE) or purchaser, in each case, primarily to finance or refinance the purchase, origination, pooling or funding by the Borrower or a Restricted Subsidiary of Mortgage Servicing Rights originated, purchased or owned by the Borrower or any Restricted Subsidiary of the Borrower, including, for the avoidance of doubt, any arrangement secured by Mortgage Servicing Rights or any interest therein held by the Borrower or any Restricted Subsidiary.
“MSR Facility Trust” means any Person (whether or not a Subsidiary of the Borrower) established for the purpose of issuing notes or other securities, including, but not limited to, Securitization

Securities, or holding, pledging or re-pledging Mortgage Servicing Rights or pledges thereof, or interests in other MSR Facility Trusts or entering into a MSR Facility with the Borrower or a Restricted Subsidiary, in each case in connection with a MSR Facility, which (i) notes and securities are backed by, or represent interests in, Mortgage Servicing Rights originated or purchased by, and/or contributed to, such Person from the Borrower or any of its Restricted Subsidiaries or interests in other MSR Facility Trusts or (ii) notes and securities are backed by, or represent interests in, specified Mortgage Servicing Rights purchased by, and/or contributed to, such Person from the Borrower or any of its Restricted Subsidiaries or interests in other MSR Facility Trusts.
“MSR Indebtedness” means Debt in connection with a MSR Facility.
“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of:
(1)brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers;
(2)survey costs, title and recordation expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law and brokerage and sales commissions and any relocation expenses incurred as a result thereof;
(3)provisions for taxes as a result of such Asset Sale taking into account the consolidated results of operations of the Borrower and its Restricted Subsidiaries;
(4)any costs associated with unwinding any related Hedging Obligations in connection with such transaction;
(5)payments or distributions required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid from the proceeds thereof;
(6)appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, and any amounts placed in escrow (whether as a reserve for an adjustment of the purchase price, satisfaction of indemnities or otherwise), in each case with any subsequent reduction of the reserve (other than by payments made and charged against the reserved amount), and any subsequent release from escrow deemed to be a receipt of cash; and
(7)without duplication, any reserves that the Board of Managers determines in good faith should be made in respect of the sale price of such asset or assets for post-closing adjustments. .
“Non-Funding Indebtedness” means all Debt other than Funding Indebtedness of the Borrower or a Restricted Subsidiary.

“Non-Recourse Debt” means with respect to any specified Person, Debt that is:

(1)specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Debt relates without recourse to such Person or any of its Restricted Subsidiaries (other than subject to such customary carve-out matters for which such Person or its Restricted Subsidiaries acts as a guarantor in connection with such Debt, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder against such Person (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Debt, to the extent that such claim is a liability of such Person for GAAP purposes);

(2)advanced to (i) such Person or its Restricted Subsidiaries that holds investment assets or (ii) any of such Person’s Subsidiaries or group of such Person’s Subsidiaries formed for the sole purpose of acquiring or holding investment assets, in each case, against which a loan is obtained that is made without recourse to, and with no cross-collateralization against, such Person’s or any of such Person’s Restricted Subsidiaries’ other assets (other than: (A) cross-collateralization against assets which serve as collateral for other Non-Recourse Debt; and (B) subject to such customary carve-out matters for which such Person or its Restricted Subsidiaries acts as a guarantor in connection with such Debt, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder against such Person (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Debt, to the extent that such claim is a liability of such Person for GAAP purposes) and upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be; or

(3)specifically advanced to finance the acquisition of real property and secured by only the real property to which such Debt relates without recourse to such Person or any of its Restricted Subsidiaries (other than subject to such customary carve-out matters for which such Person or any of its Restricted Subsidiaries acts as a guarantor in connection with such Debt, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder against such Person (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Debt, to the extent that such claim is a liability of such Person for GAAP purposes);

provided that (A) no Non-Recourse Debt shall be secured by Mortgage Servicing Rights, other than Mortgage Servicing Rights acquired with the proceeds of such Non-Recourse Debt, and (B) notwithstanding the foregoing, to the extent that any Non-Recourse Debt is made with recourse to other assets of a Person or its Restricted Subsidiaries, only that portion of such Non-Recourse Debt that is recourse to such other assets or Restricted Subsidiaries shall be deemed not to be Non-Recourse Debt.

“Notes” means the unsecured senior notes issued pursuant to the 2025 Senior Notes Indenture, the 2027 Senior Notes Indenture and the 2029 Senior Notes Indenture.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Closing Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, but not limited to, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.
“Officer” means the Chairman, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Borrower.
“Parent Entity” means (i) UWM Holdings Corporation, a Delaware corporation, (ii) UWM Holdings, LLC, a Delaware limited liability company or (iii) any Person that is, or becomes after the Closing Date, a direct or indirect parent of the Borrower.
“Permitted Debt” has the meaning set forth in Section 6.1
“Permitted Hedging Obligations” means any Hedging Obligation entered into by the Borrower or any Restricted Subsidiary for the purpose of limiting risks associated with the business of the Borrower and its Restricted Subsidiaries and not for speculation.

“Permitted Holder” means any or all of the following:
(a)Jeff Ishbia (together with (i) his spouse and children (natural or adopted) and (ii) the estate, heirs, executors, personal representatives, successors or administrators upon or as a result of the death, incapacity or incompetency of such person for purposes of the protection and management of such person’s assets);
(b)Mat Ishbia (together with (i) his spouse and children (natural or adopted) and (ii) the estate, heirs, executors, personal representatives, successors or administrators upon or as a result of the death, incapacity or incompetency of such person for purposes of the protection and management of such person’s assets);
(c)Justin Ishbia (together with (i) his spouse and children (natural or adopted) and (ii) the estate, heirs, executors, personal representatives, successors or administrators upon or as a result of the death, incapacity or incompetency of such person for purposes of the protection and management of such person’s assets); and
(d)any Person both the Capital Stock and the Voting Stock of which are owned 50% by the Persons specified in clauses (a), (b) or (c) hereto or in the case of a trust, the beneficial interests in which are owned 50% by, or the majority of the trustees or investment advisers of which are, Persons specified in clauses (a), (b) or (c) hereto.
“Permitted Investments” means:
(1)any Investment in the Borrower or in a Restricted Subsidiary of the Borrower;
(2)any Investment in Cash Equivalents or Investment Grade Securities;
(3)any Investment by the Borrower or any Subsidiary of the Borrower in a Person, if as a result of such Investment;
a.such Person becomes a Restricted Subsidiary of the Borrower, or
b.such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;
(4)Investments received as non-cash consideration in (i) an Asset Sale made pursuant to and in compliance with Section 6.5 or (ii) a transaction not constituting an Asset Sale;
(5)Hedging Obligations otherwise permitted under this Agreement;
(6)(i) receivables (including Receivables) owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) customary deposits into reserve accounts related to Securitization transactions, (iii) endorsements for collection or deposit in the ordinary course of business, and (iv) securities, instruments or other obligations or Investments received in compromise or settlement of debts (including, but not limited to, by foreclosure) created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;
(7)(i) payroll, travel and other advances in the ordinary course of business to officers, consultants and employees and (ii) other loans, or advances to, or Guarantees issued to support the obligations of, officers, consultants and employees, provided that the amount pursuant to this clause (ii) shall not be in excess of $50,000,000 outstanding at any time;
(8)extensions of credit to customers and suppliers, including, but not limited to, lenders, in the ordinary course of business;

(9)(i) Investments in Residual Interests in connection with any Securitization, Warehousing Facility, other Funding Indebtedness or other Debt permitted by this Agreement and any increases in the aggregate amount thereof resulting from (A) subsequent sales or contributions to such Securitization Entity of Financeable Assets required by the terms of such Securitization, Warehousing Facility, other Funding Indebtedness or other Debt permitted by this Agreement or (B) Standard Securitization Undertakings, but excluding any other capital contribution, loan or advance to, or any other Investment in, any Securitization Entity, (ii) Investments in Guarantees of obligations of any Securitization Entity, including, but not limited to, any that may be deemed to exist pursuant to Standard Securitization Undertakings and (iii) Investments by a Securitization Entity or any other Person in connection with a Securitization, Warehousing Facility, MSR Facility or other Debt permitted by this Agreement, including investments of funds held in accounts required by the arrangements governing such Securitization, Warehousing Facility, MSR Facility or other Debt or any related Securitization Indebtedness, Funding Indebtedness or other Debt;
(10)any Investment in Receivables, REO Assets or other Financeable Assets (including, but not limited to, in the form of repurchase arrangements of any of the foregoing) and any Investment represented by Servicing Advances (other than Equity Interests of any Person);
(11)Investments in Securitization Entities, Warehousing Facility Trusts, MSR Facility Trusts, mortgage related securities or charge-off receivables in the ordinary course of business;
(12)Investments in and making or origination of Servicing Advances, residential or commercial mortgage loans and Securitization Assets (whether or not made in conjunction with the acquisition of Mortgage Servicing Rights);
(13)Investments in or Guarantees of Debt of one or more entities the sole purpose of which is to originate, acquire, securitize, finance and/or sell loans that are purchased, insured, guaranteed, financed or securitized by any GSE; provided that the aggregate amount of (i) Investments in such entities plus (ii) the aggregate principal amount of Debt of such entities that are not Restricted Subsidiaries that are wholly owned Subsidiaries which is recourse to the Borrower or any Guarantor shall not exceed an amount equal to 10.0% of the Borrower’s book equity as of any date of determination;
(14)any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date; provided that the amount of any such Investment may not be increased other than as required by the terms of such Investment as in existence on the Closing Date or as permitted by Section 6.6(b)(6);
(15)in addition to Investments listed above, (A) Investments in an aggregate amount, taken together with all other Investments made in reliance on this clause and that are outstanding at the time, not to exceed the greater of (x) $350,000,000 and (y) 5.0% of Consolidated Total Assets (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Closing Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Closing Date in reliance on this clause) and (B) any other Investment if, on the date of such Investment, after giving effect thereto, the Debt-to-Equity Ratio (provided that clause (1)(y) of the foregoing definition pertaining to Cash and Cash Equivalents shall be disapplied for purposes of this clause (15)) does not exceed 1.0 to 1.0; provided that if any Investment pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary at the date of making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been pursuant to this clause (15) for so long as such Person continues to be a Restricted Subsidiary;
(16)Investments of a Person that becomes a Restricted Subsidiary due to an acquisition after the Closing Date to the extent the Investment was not made in connection with, or in contemplation of, such acquisition;

(17)Investments arising out of purchases of all remaining outstanding asset-backed securities of any Securitization Entity and/or Financeable Assets or Securitization Assets of any Securitization Entity in the ordinary course of business or for the purpose of relieving the Borrower or a Subsidiary of the Borrower of the administrative expense of servicing such Securitization Entity;
(18)any Co-Investment Transaction;
(19)any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 6.6(b) (except transactions described in clauses (iii), (xi), and (xv) of Section 6.6(b));
(20)Investments to the extent made in exchange for, or where the consideration paid consists of, the issuance of Equity Interests (other than Disqualified Stock) of the Borrower or any Unrestricted Subsidiary or Equity Interests of any Parent Entity;
(21)Guarantees of Debt permitted under Section 6.1;
(22)Investments in Mortgage Servicing Rights (including in the form of repurchases of Mortgage Servicing Rights) in the ordinary course of business;
(23)purchases of mortgage backed securities or similar debt instruments;
(24)repurchases of the Notes;
(25)Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;
(26)contributions to a “rabbi” trust for the benefit of employees, directors, managers, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower or any Restricted Subsidiary; and
(27)any Investment (a) in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (27) that are at that time outstanding, not to exceed the greater of (x) $500,000,000 and (y) 7.0% of Consolidated Total Assets of the Borrower (determined as of the most recent date for which internal financial statements are available), at the time of such Investment (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) and (b) without duplication with clause (a), in an amount equal to the net cash proceeds from any sale or disposition of, or any distribution in respect of, Investments acquired after the Closing Date, to the extent the acquisition of such Investments was financed in reliance on clause (a) and provided that such amount will not increase the amount available for Restricted Payments; provided, however, that if any Investment pursuant to this clause (27) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (16) above and shall cease to have been made pursuant to this clause (27).
“Permitted Liens” means:
(d)Liens existing on the Closing Date (including with respect to after-acquired assets) not otherwise permitted hereby;
(e)Liens securing any Debt of the Borrower or any Restricted Subsidiary Incurred under clauses (b)(1), (b)(7) or (b)(12) of Section 6.1 (and Obligations in respect thereof);

(f)Liens on assets of a Restricted Subsidiary that is not a Guarantor of the Notes securing any Debt of a Restricted Subsidiary that is not a Guarantor of the Notes (and Obligations in respect thereof);
(g)Liens on Financeable Assets or any part thereof or interests therein, assets originated, acquired or funded with the proceeds of the Debt secured by such assets, any intangible contract rights and other accounts, documents, records and other property or rights directly related to the foregoing assets and any proceeds thereof and rights under related hedging obligations (and, in the case of any Funding Indebtedness, cash, restricted accounts or securities held in any account with the counterparty to the applicable facility pledged to secure such facility) and Standard Securitization Undertakings, securing any Funding Indebtedness of the Borrower or any Restricted Subsidiary (and Obligations in respect thereof);
(h)Liens, pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation and other types of social security or obtaining of insurance, or Liens, pledges or deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, utility deposits, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and not securing payment of borrowed money;
(i)Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case incurred in the ordinary course of business;
(j)Liens in respect of taxes, assessments and governmental charges which are not yet delinquent more than 60 days or which are being contested in good faith and by appropriate proceedings;
(k)Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;
(l)survey exceptions, title exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not interfering in any material respect with the conduct of the business of the Borrower and its Restricted Subsidiaries;
(m)licenses, sublicenses, leases or subleases as licensor, sublicensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business;
(n)customary Liens in favor of trustees and escrow agents, Liens to secure cash management services or to implement pooling arrangements and netting and setoff rights, banker’s liens and the like in favor of financial institutions, depositories, securities intermediaries and counterparties to financial obligations and instruments;
(o)Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets, including, but not limited to, such Liens that are the subject of an Excess Spread Sale entered into in the ordinary course of business securing obligations under such Excess Spread Sale;
(p)options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;
(q)judgment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no Event of Default then exists as a result thereof;
(r)Liens incurred in the ordinary course of business not securing Debt and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Borrower and its Restricted Subsidiaries;

(s)Liens (including the interest of a lessor under a Capital Lease) on assets or property (including, but not limited to, Mortgage Servicing Rights) that secure Debt Incurred pursuant to Section 6.1(b)(9); provided that any Liens securing such Debt may not extend to any other assets or property owned by the Borrower or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto) and the Debt secured by the Lien may not be Incurred more than 270 days after the latter of the acquisition, purchase, lease, or completion of the development, construction, repair, maintenance or improvement of the assets or property subject to the Lien;
(t)Liens on assets, property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary of the Borrower, is merged with or into the Borrower or any Restricted Subsidiary, provided such Liens (other than Liens to secure Debt Incurred pursuant to Section 6.1(b)(7)) were not created in contemplation thereof and do not extend to any other property of the Borrower or any Restricted Subsidiary;
(u)Liens on assets or property at the time the Borrower or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Borrower or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Borrower or any Restricted Subsidiary;
(v)Liens securing Debt or other obligations of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary;
(w)Liens securing Hedging Obligations;
(x)Liens on Residual Interests, Securitization Assets, any intangible contract rights and other accounts, documents, records and assets directly related to the foregoing assets and the proceeds thereof (i) Incurred in connection with Funding Indebtedness, Standard Securitization Undertakings or permitted guarantees of any of the foregoing or (ii) Incurred in connection with any Securitization not covered by clause (i) securing obligations in respect of Securitization Securities; provided, however, that recourse to such Residual Interests, Securitization Assets, intangible contract rights and other accounts, documents, records and assets described in this clause (ii) is limited in a manner consistent with Standard Securitization Undertakings and the ratio of the amount of such Residual Interests to the amount of such Securitization Securities is not significantly greater than the ratio of sellers’ retained interests to the financed portion of assets in similar Securitization transactions;
(y)any pledge of the Capital Stock of an Unrestricted Subsidiary to secure Debt of such Unrestricted Subsidiary, to the extent such pledge constitutes an Investment permitted under Section 6.4;
(z)extensions, renewals or replacements of any Liens referred to in clauses (a), (p), (q) or (r) of this definition in connection with the refinancing, refunding, extension, renewal, or replacement of the obligations secured thereby, provided that such Lien does not extend to any other property (other than improvements on such property) and, except as contemplated by the definition of “Permitted Refinancing Debt,” the amount secured by such Lien is not increased;
(aa)Liens arising from the recourse that a GSE may have with respect to an alleged breach of any representation or warranty given to such GSE in respect of, and upon the sale of a Receivable;
(ab)Liens securing Non-Recourse Debt so long as such Lien shall encumber only (i) any Equity Interests of the Subsidiary which owes such Debt, (ii) the assets originated, acquired or funded with the proceeds of such Debt and (iii) any intangible contract rights and other accounts, documents, records and other property directly related to the foregoing;
(ac)Liens on client deposits securing the obligation to such client;

(ad)Liens on spread accounts and credit enhancement assets, Liens on the Equity Interests of Restricted Subsidiaries substantially all of which are spread accounts and credit enhancement assets and Liens on interests in Securitization Entities, in each case incurred in connection with Credit Enhancement Agreements;
(ae)Liens on cash, cash equivalents or other property arising in connection with the discharge of Debt;
(af)Liens with respect to obligations at any one time outstanding that do not exceed the greater of (x) $245,000,000 and (y) 3.5% of Consolidated Total Assets;
(ag)Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto, provided that such Liens shall not exceed the amount of such premiums so financed;
(ah)Liens securing Debt under Currency Agreements;
(ai)Liens on Equity Interests of Unrestricted Subsidiaries; and
(aj)Liens securing Debt incurred pursuant to a Regulatory Debt Facility.
“Permitted Payments to Parent” means the declaration and payment of dividends or distributions by the Borrower or a Restricted Subsidiary to, or the making of loans or advances to, any Parent Entity in amounts required for any Parent Entity to pay, in each case without duplication:
(1)franchise, excise and similar taxes, and other fees and expenses, required to maintain its corporate or legal existence;
(2)customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers and managers of any Parent Entity and any payroll, social security or similar taxes thereof, to the extent such salaries, bonuses, severance, indemnities and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;
(3)general corporate operating, administrative, compliance and overhead costs and expenses of any Parent Entity and, following the first public offering of the Borrower’s common stock or the common stock of any Parent Entity, listing fees and other costs and expenses of such Parent Entity attributable to being a publicly traded company;
(4)fees and expenses related to any unsuccessful equity or debt offering of any Parent Entity;
(5)amounts payable pursuant to the LLC Agreement;
(6)cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any Parent Entity;
(7)for the financing of Permitted Investments; provided, that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment or other acquisition, (b) such Parent Entity shall, promptly following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or one of its Restricted Subsidiaries or (y) the merger or amalgamation of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by this Agreement) in order to consummate such Investment or other acquisition, (c) such Parent Entity and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement, (d) any property received by the Borrower shall not increase amounts available for Restricted Payments under this Agreement and (e) to the extent constituting an Investment, such Investment shall be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to another provision of this Agreement or pursuant to the definition of “Permitted Investments”;
(8)to the extent constituting Restricted Payments, amounts that would be permitted to be paid by the Borrower under Section 6.4; and
(9)interest or principal on Debt the proceeds of which have been contributed to the Borrower or any Restricted Subsidiary or that has been guaranteed by, or is otherwise, considered Debt of, the Borrower or any Restricted Subsidiary incurred under Section 5.1.
“Permitted Residual Indebtedness” means any Debt of the Borrower or any of its Subsidiaries under a Residual Funding Facility; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Residual Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Restricted Subsidiaries to satisfy claims with respect to such Permitted Residual Indebtedness (excluding recourse for carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with such transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Residual Indebtedness shall be deemed not to be Permitted Residual Indebtedness (but shall not be deemed to be a new incurrence of Debt subject to the provisions of Section 6.1 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Debt).
“Permitted Securitization Indebtedness” means Securitization Indebtedness; provided (i) that in connection with any Securitization, any Warehousing Indebtedness, MSR Indebtedness or other Funding Indebtedness used to finance the purchase, origination or pooling of any Receivables, Mortgage Servicing Rights or other asset subject to such securitization is repaid in connection with such securitization to the extent of the net proceeds received by the Borrower and its Restricted Subsidiaries from the applicable Securitization Entity or other purchaser of Receivables, Securitization Securities or other Financeable Assets, and (ii) the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Securitization Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Restricted Subsidiaries to satisfy claims with respect to such Securitization Indebtedness (excluding recourse for carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with such transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Securitization Indebtedness shall not be Permitted Securitization Indebtedness (but shall not be deemed to be a new Incurrence of Debt subject to the provisions of Section 6.1 except with respect to, and solely to the extent of, any such excess that exists upon the initial Incurrence of such Debt).
“Permitted Servicing Advance Facility Indebtedness” means any Debt of the Borrower or any of its Subsidiaries incurred under a Servicing Advance Facility; provided, however, that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Servicing Advance Facility Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Restricted Subsidiaries to satisfy claims with respect to such Permitted Servicing Advance Facility Indebtedness (excluding recourse for carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with such transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Servicing Advance Facility Indebtedness shall not be Permitted Servicing Advance Facility Indebtedness (but shall not be deemed to be a new Incurrence of Debt subject to the provisions of Section 6.1 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Debt).
“Permitted Warehousing Indebtedness” means Warehousing Indebtedness; provided, however, that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Warehousing Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Restricted Subsidiaries to satisfy claims with respect to such Warehousing Indebtedness (excluding recourse for carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with such transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets which secure such Warehousing Indebtedness shall not be Permitted Warehousing Indebtedness (but shall not be deemed to be a new Incurrence of Debt subject to the provisions of Section 6.1, except with respect to, and solely to the extent of, any such excess that exists upon the initial Incurrence of such Debt).
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.
“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.
“Public Company Costs” means the initial costs relating to establishing compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Borrower or its Restricted Subsidiaries’ or any Parent Entity’s initial establishment of compliance with the obligations of a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act of 1933, as amended, and Exchange Act of 1934, as amended.
“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.
“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.
“Realizable Value” of an asset means (i) with respect to any REO Asset, the value realizable upon the disposition of such asset as determined by the Borrower in its reasonable discretion and consistent with customary industry practice and (ii) with respect to any other asset, the lesser of (x) the face value of such asset and (y) the market value of such asset as determined by the Borrower in accordance with the agreement governing the applicable Warehousing Indebtedness or MSR Indebtedness or Permitted Residual Indebtedness, as the case may be (or, if such agreement does not contain any related provision, as determined by senior management of the Borrower in good faith); provided, however, that the Realizable Value of any asset described in clause (i) or (ii) above which an unaffiliated third party has a binding contractual commitment to purchase from the Borrower or any of its Restricted Subsidiaries shall be the minimum price payable to the Borrower or such Restricted Subsidiary for such asset pursuant to such contractual commitment.

“Receivables” means mortgage loans and other mortgage related receivables (and related Mortgage Servicing Rights) arising in the ordinary course of business, together with any assets related thereto that are of the type transferred in connection with Securitization transactions involving assets such as, or similar to, such Receivables, and any collections or proceeds of any of the foregoing, including all collateral securing such Receivables, all contracts and contract rights, security interests, financing statements or other documentation in respect of such Receivables, all general intangibles under or arising out of or relating to such Receivables and any guarantees, indemnities, warranties or other obligations in respect of such Receivables; provided, however, that (i) for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date and (ii) “Receivables” shall exclude Residual Interests and Servicing Advance Receivables.

“Regulatory Debt Facility” means, with respect to the Borrower or any of the Borrower’s Subsidiaries, one or more debt facilities entered into pursuant to the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) promulgated under the Coronavirus Aid, Relief, and Economic Security Act or any other legislation, regulation, act or similar law of the United States in response to, or related to the effect of, COVID-19, in each case, as amended from time to time.

“Relevant Conditions” means, at any date of determination, each of the following conditions: (1) Total Shareholders’ Equity is at least $1,500,000,000; and (2) the aggregate amount of Cash Equivalents of the Borrower and its Restricted Subsidiaries that is unrestricted, plus the aggregate amount available for borrowing (including committed and uncommitted amounts) under facilities of the Borrower and its Restricted Subsidiaries for Funding Indebtedness and Non-Funding Indebtedness, is at least $500,000,000.

“REO Asset” of a Person means a real estate asset owned by such Person and acquired as a result of the foreclosure or other enforcement of a Lien on such asset securing a Receivable or Servicing Advance Receivable or other mortgage-related receivable.

“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to the Borrower or any Restricted Subsidiary secured by Residual Interests.

“Residual Interest” means (i) any residual, subordinated, reserve accounts and ownership, participation or equity interest held by the Borrower or a Restricted Subsidiary in Securitization Entities, Warehousing Facility Trusts and/or MSR Facility Trusts or their assets, regardless of whether required to appear on the face of the consolidated financial statements in accordance with GAAP or (ii), with respect to any Securitization Entity, the residual right (which may be represented by an equity interest or a subordinated debt obligation of such entity) owned or held by the Borrower or a Restricted Subsidiary (other than a Securitization Entity) to receive cash flows from the Financeable Assets sold to such Securitization Entity in excess of amounts needed to pay principal of, interest on and other amounts in respect of Securitization Indebtedness of such entity, servicing expenses of such entity, costs in respect of obligations under Hedging Obligations of such entity (if any) and other fees and obligations in respect of the Third-Party Securities issued by such entity and secured by such Financeable Assets.

“Restricted Subsidiary” means an entity designated as a Restricted Subsidiary pursuant to the terms of the 2027 Senior Notes Indenture.
“Revolving Commitment” means the Lender’s obligation to make Revolving Loans in an aggregate principal amount at any one time not to exceed $500,000,000, subject to any Commitments Reduction.
“Revolving Loans” has the meaning set forth in Section 2.1(a).
“Sanctions” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“Securitization” means a public or private transfer, pledge, re-pledge, sale or financing, on a fixed or revolving basis, (collectively, “financing”) of (i) Servicing Advances or Mortgage Servicing Rights, (ii) mortgage loans, (iii) installment contracts, (iv) deferred servicing fees, (v) warehouse loans secured by mortgage loans, (vi) mortgage backed and other asset backed securities, including interest only securities, and Securitization Securities, (vii) dealer floorplan loans, (viii) other loans and related assets, and/or (ix) other receivables (including, but not limited to, Receivables), Residual Interests, REO Assets, other Financeable Assets, collections or proceeds of any of the foregoing or similar assets (or any interests in any of the foregoing or in Securitization Entities owning any of the foregoing, including, but not limited to, Securitization Securities) and any other asset capable of being securitized or transferred, pledged, re-pledged or sold in connection with Securitizations, (clauses (i)-(ix) above, collectively, the “Securitization Assets”), in each case where such financing of Securitization Assets is done in a manner by which the Borrower or any of its Restricted Subsidiaries directly or indirectly securitizes a pool of Securitization Assets including, but not limited to, any such transaction involving the sale, transfer, contribution, pledge or re-pledge of Securitization Assets to a Securitization Entity or the issuance by a

Securitization Entity of Securitization Securities that are used to directly or indirectly finance Securitization Assets.

“Securitization Entity” means (i) any MSR Facility Trust, any Warehousing Facility Trust, and any other Person (whether or not a Restricted Subsidiary of the Borrower but excluding the Borrower) established for the purpose of issuing asset-backed or mortgaged-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations, net interest margin securities, certificates of beneficial or participation interests or other Securitization Securities), (ii) any special purpose Subsidiary established for the purpose of selling, depositing or contributing Securitization Assets into a Person described in clause (i) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities; provided that such Person is not an obligor with respect to any Debt of the Borrower or any Guarantor and (iii) any special purpose Subsidiary of the Borrower formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such Subsidiary is an issuer of securities; provided that such Person is not an obligor with respect to any Debt of the Borrower or any Guarantor other than under Credit Enhancement Agreements.

“Securitization Indebtedness” means (i) Debt (including Securitization Securities) of the Borrower or any of its Restricted Subsidiaries Incurred pursuant to on-balance sheet Securitizations and (ii) any Debt (including Securitization Securities) consisting of advances or other loans made to the Borrower or any of its Restricted Subsidiaries based upon securities (including Securitization Securities) issued by a Securitization Entity pursuant to a Securitization, and acquired or retained by the Borrower or any of its Restricted Subsidiaries. Without limiting the foregoing, it is expressly understood and agreed that each of the following transactions are Securitization Indebtedness: (i) the sale of loans to Fannie Mae, Freddie Mac, or the FHLB, (ii) the issuance of securities by the Borrower or a Restricted Subsidiary under one of Ginnie Mae’s mortgage-backed securities programs, including a home-equity conversion mortgage program, and (iii) liabilities associated with the Borrower or its Restricted Subsidiaries’ home equity conversion mortgage loan inventory where the securitization of such loan inventory does not meet the GAAP criteria for sale treatment; provided that the foregoing transactions shall be deemed to be Securitization Indebtedness only to the extent that such transactions continue to satisfy the terms described in the first sentence of this definition.

“Securitization Securities” means, with respect to any Securitization, Funding Indebtedness or Permitted Refinancing Debt, notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership or participation interests in an entity or in a pool or pools of Financeable Assets or any interest in any of the foregoing or other securities issued, sold, pledged or re-pledged by the Borrower, the relevant Restricted Subsidiary or Securitization Entity to banks, investors, other financing sources, the Borrower or its Restricted Subsidiaries.
“Servicing Advance Facility” means any funding arrangement with lenders collateralized in whole or in part by Servicing Advances under which advances are made to the Borrower or any of its Restricted Subsidiaries based on such collateral.

“Servicing Advance Receivables” means rights to collections under mortgage related receivables of or other rights to reimbursement of Servicing Advances that the Borrower or a Restricted Subsidiary of the Borrower has made in the ordinary course of business and on customary industry terms.

“Servicing Advances” means advances made by the Borrower or any of its Restricted Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets; or that the Borrower or any of its Restricted Subsidiaries otherwise advances in its capacity as servicer.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Speculative Hedging Obligation” means any Hedging Obligation other than a Permitted Hedging Obligation.

“Standard Securitization Undertakings” means all representations, warranties, covenants and indemnities (including obligations to repurchase any Financeable Assets sold in such securitization and any margin calls under any Warehousing Facilities or MSR Facilities) entered into by the Borrower or a Restricted Subsidiary (other than a Securitization Entity) in connection with Funding Indebtedness or MSR Indebtedness.

“Subordinated Debt” means (i) any Debt of the Borrower (excluding any Revolving Loans under this Agreement) which is subordinated in right of payment to the Notes pursuant to a written agreement to that effect and (ii) any Debt of a domestic Restricted Subsidiary of the Borrower that is a Guarantor of the Notes.
“Subsidiary” means with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof), and (ii) any Securitization Entity established by or for the benefit of the Borrower or any Restricted Subsidiary in connection with any Funding Indebtedness. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.
“Tax Receivable Agreement” means that certain Tax Receivable Agreement by and between SFS and UWM Holdings Corporation, dated January 20, 2021.
“Total Shareholders’ Equity” means, at any date of determination, the consolidated shareholders’ equity of the Borrower and its Restricted Subsidiaries, calculated excluding:
(1)any amounts attributable to Disqualified Stock;
(2)treasury stock;
(3)the cumulative effect of a change in accounting principles; and
(4)any non-controlling interest owned by any Person in any Subsidiary of the Borrower.
“Unrestricted Subsidiary” means an entity designated as an Unrestricted Subsidiary pursuant to the terms of the 2027 Senior Notes Indenture.
“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.
“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
“Warehousing Facility” means any financing arrangement of any kind, including financing arrangements in the form of purchase facilities, repurchase facilities, early purchase facilities, re-pledge facilities, loan agreements, note and/or other security issuance facilities and commercial paper facilities (and excluding, in all cases, Securitizations), with a financial institution or other lender (including, but not limited to, any GSE) or purchaser, in each case exclusively to finance or refinance (i) the purchase, origination, pooling or funding of Receivables or other Financeable Assets by the Borrower or any Restricted Subsidiary prior to sale to a third party, (ii) Servicing Advances, (iii) the carrying of REO Assets related to Receivables or other Financeable Assets, (iv) funded debt draws with respect to mortgages that have not yet cleared (drafts payable) that will be funded by such facility, or (v) any other Financeable Assets; provided that such purchase, origination, pooling, funding, refinancing, carrying and/or draw is in the ordinary course of business.
“Warehousing Facility Trusts” means any Person (whether or not a Subsidiary of the Borrower) established for the purpose of issuing notes or other securities (including, but not limited to, Securitization Securities) or holding, pledging or re-pledging any of the assets described in clauses (i) through (iv) below, or interests therein or pledges thereof, or entering into a Warehousing Facility with the Borrower or a Restricted Subsidiary, in each case in connection with a Warehousing Facility, which notes and securities are backed by, or represent interests in, (i) loans, mortgage-related securities, Financeable Assets or other receivables originated or purchased by, and/or contributed to, such Person from the Borrower or any Restricted Subsidiary of the Borrower; (ii) specified Servicing Advances originated or purchased by, and/or contributed to, such Person from the Borrower or any Restricted Subsidiary of the Borrower; (iii) the carrying of REO Assets related to loans and other receivables originated or purchased by, and/or contributed to, such Person from the Borrower or any Restricted Subsidiary of the Borrower; or (iv) interests in other Warehousing Facility Trusts.
“Warehousing Indebtedness” means Debt in connection with a Warehousing Facility.